Exhibit 10.1
EXECUTION COPY

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
Dated as of March 24, 2011
among
WESTERN GAS PARTNERS, LP,
As the Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Administrative Agent,
DNB NOR BANK ASA,
As Syndication Agent,
BANK OF MONTREAL,
COMERICA BANK
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
As Documentation Agents
and
THE LENDERS SIGNATORY HERETO

WELLS FARGO SECURITIES, LLC
DNB NOR MARKETS, INC.
Co-Lead Arrangers and Bookrunners

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Annexes, Schedules and Exhibits:

Annex I	(List of Commitments)

Schedule I	(Pricing Schedule)
Schedule II	(Subsidiaries)
Schedule III	(Swingline Loan Rate Calculation)
Schedule IV	(Affiliate Agreements)

Exhibit A	(Form of Note)
Exhibit B	(Assignment and Assumption)
Exhibit C	(Form of Notice of Commitment Increase)
Exhibit D	(Form of Guaranty Agreement)

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     This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of March 24, 2011 (the “Effective Date”), by and among WESTERN GAS PARTNERS, LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent (herein, together with its successors in such capacity, the “Administrative Agent”), DNB NOR BANK ASA, as Syndication Agent (herein, together with its successors and assigns, the “Syndication Agent”), BANK OF MONTREAL, COMERICA BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Documentation Agents (herein, together with their successors and assigns, each a “Documentation Agent”), and each of the Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 10.04 (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”).
     WHEREAS, the Borrower, certain of the Lenders, the Administrative Agent and the other parties thereto entered into the Existing Revolving Credit Agreement (as defined below); and
     WHEREAS, the Borrower has requested and the Lenders have consented to the amendment and restatement of the Existing Revolving Credit Agreement, and the renewal and extension of all obligations and Indebtedness thereunder.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree that the Existing Revolving Credit Agreement is amended and restated as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, and unless the context otherwise requires, the following terms shall have the meanings set out respectively after each:
     “Acquired Indebtedness” — (i) with respect to any Person that becomes a Subsidiary after the Effective Date as the result of a Permitted Acquisition, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (ii) with respect to the Borrower or any Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Borrower or a Subsidiary, existing at the time such Person is merged with or into the Borrower or a Subsidiary, or Indebtedness expressly assumed by the Borrower or any Subsidiary in connection with the acquisition of an asset or assets from such Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.
     “Acquisition” — the acquisition by any Person, in a single transaction or in a series of related transactions, of property or assets (other than capital expenditures in the ordinary course of business) of, or of a business unit or division of, another Person or at least a majority of the

Equity Interests having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
     “Administrative Agent” — as defined in the preamble hereof.
     “Administrative Questionnaire” — an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” — as defined in Section 2.18.
     “Affiliate” — with respect to any Person, another Person that directly or indirectly (through one or more intermediaries) Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” — each of the Administrative Agent, the Syndication Agent and the Documentation Agents.
     “Agreement” — this Amended and Restated Revolving Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
     “Alternate Base Rate” — for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
     “Alternate Base Rate Loans” — Revolving Loans hereunder at all times when they bear interest at a rate based upon the Alternate Base Rate.
     “Anadarko” — Anadarko Petroleum Corporation, a Delaware corporation.
     “Applicable Percentage” — with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments of all Lenders have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s percentage of outstanding Revolving Loans and LC Exposure.
     “Assignment and Assumption” — an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
     “Available Cash” — the meaning ascribed to such term in the Partnership Agreement as in effect on the Effective Date, with such amendments thereto as agreed to by the Majority Lenders.

     “Bankruptcy Laws” — Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.
     “Base Rate Margin” — a rate per annum determined in accordance with the Pricing Schedule.
     “Board” — the Board of Governors of the Federal Reserve System.
     “Board of Directors” — with respect to a Person, the board of directors or other governing body of such Person.
     “Borrower” — Western Gas Partners, LP, a Delaware limited partnership or permitted successor and assigns under Section 10.04.
     “Borrowing” — (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
     “Borrowing Date” — each Business Day specified in a notice pursuant to Section 2.03 as a date on which the Borrower requests (or is deemed to have requested) the Lenders to make Loans.
     “Borrowing Request” — a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” — any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” — as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Equivalents” — as at any date, (a) securities guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are comprised primarily of Investments of the character described in the foregoing subdivisions (a) through (d).
     “Change in Law” — any change in any applicable law, treaty or governmental regulation after the date of this Agreement, or in the interpretation or application thereof after the date of this Agreement, or compliance by any Lender or the Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” — (a) Anadarko shall cease to own, directly or indirectly, 51% of the voting ownership interest of the General Partner, or (b) the General Partner shall cease to either be or control the sole general partner of the Borrower.
     “Chipeta” — Chipeta Processing LLC.
     “CI Lender” — as defined in the definition of “Notice of Commitment Increase.”
     “Code” — the Internal Revenue Code of 1986, as amended from time to time.
     “Commission” — the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
     “Commitment” — with respect to each Lender, the total aggregate commitment of such Lender to make Revolving Loans pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Loans pursuant to Section 2.05 and Section 2.22, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased (with such Lender’s consent) from time to time (i) pursuant to Section 2.09 and (ii) pursuant to assignments by or to such Lender pursuant to Section 10.04, (c) reduced or terminated pursuant to Section 10.13, or (d) terminated pursuant to ARTICLE VIII. The initial amount of each Lender’s Commitment is set forth on Annex I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Commitments is $800,000,000.
     “Commitment Increase” — as defined in Section 2.09(a).
     “Commitment Increase Effective Date” — as defined in Section 2.09(a).
     “Consolidated EBITDA” — for any period, an amount equal to Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (a) taxes based on or measured by income, (b) Consolidated Interest Expense and (c) depreciation and amortization expenses; provided that, at the Borrower’s option, and subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), Consolidated EBITDA shall be calculated by giving effect to Material Project EBITDA Adjustments.
     “Consolidated Indebtedness” — at any time, the Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis as of such time in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” — as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day.
     “Consolidated Interest Expense” — for any period, the sum (determined without duplication) of the aggregate gross interest expense (excluding, for the avoidance of doubt, any interest income) of the Borrower and its Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount and (b) capitalized interest.
     “Consolidated Leverage Ratio” — as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.
     “Consolidated Net Income” — for any period, the net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that: (A) Consolidated Net Income shall not include (i) extraordinary gains or extraordinary losses, (ii) net gains and losses in respect of disposition of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets including unrealized gains or losses with respect to hedging and derivative activities, (iv) gains or losses attributable to any Joint Venture or Non-Wholly Owned Subsidiary, unless such gains are actually distributed to the Borrower or its Subsidiaries in cash and (v) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP; and (B) if the Borrower or any Subsidiary shall acquire or dispose of any property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

     “Consolidated Net Tangible Assets” — as of any date of determination, the total amount of assets of the Borrower and its Subsidiaries determined on a consolidated basis after deducting therefrom the value (net of any applicable reserves) of all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt), goodwill, trade names, trademarks, patents and other like intangible net assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed fiscal quarter, in accordance with GAAP.
     “Control” — the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” — LC Exposure, Revolving Credit Exposure, Swingline Exposure, or any thereof.
     “Default” — an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Defaulting Lender” — any Lender that that (a) (i) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Event of Default, shall be specifically identified in such writing) has not been satisfied, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or (iv) has, or has a direct or indirect parent company that has, (A) been adjudicated as, or determined by any Governmental Authority as having regulatory authority over such Person or its assets to be, insolvent or (B) become the subject of a bankruptcy, receivership, insolvency or comparable proceeding or has had a receiver, conservator, trustee or custodian appointed for it or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or instrumentality thereof, or (b) assigns or transfers all or a part of its rights hereunder without the prior written consent of the Borrower, unless such assignment or transfer is made without the consent of the Borrower pursuant to Section 10.04(b)(i)(A).
     “Disposition” or “Dispose” — the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Borrower or any

Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Documentation Agent” — as defined in the preamble hereof.
     “Domestic Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Effective Date” — as defined in the preamble.
     “Environmental Laws” — to the extent relating to exposure to hazardous or toxic substances or materials, any applicable and legally enforceable requirement of any Governmental Authority pertaining to (a) the protection of human health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Law, 49 USC App. 1501 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right to Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.
     “Equity Interests” — shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
     “ERISA” — the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” — any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” — (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to Section 412(c) of the Code or Section 302(c) of ERISA), (d) the incurrence by the Borrower, any Subsidiary or any of ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the failure of a Plan to satisfy the requirements of Section 401(a)(29) of the Code, Section 436 of the Code or Section 206(g) of ERISA, or (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Section 4202 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, “insolvent,” in “reorganization,” in “endangered status,” or in “critical status” (within the meaning assigned to such terms under ERISA).
     “Eurodollar Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Eurodollar Loan” — a Loan denominated in Dollars that bears interest at a rate based upon the LIBO Rate.
     “Eurodollar Margin” — a rate per annum determined in accordance with the Pricing Schedule.
     “Event of Default” — any of the events of default set forth in ARTICLE VIII.
     “Excess Commitment” — as defined in Section 10.13.
     “Excluded Taxes” — with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) the net income or “taxable margin” (within the meaning of the Texas Franchise Tax) of such Administrative Agent, Lender, Issuing Bank or other recipient by the United States or any political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States, or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed in respect of amounts payable by the Borrower by the United States of America or by any other jurisdiction in which such Lender is organized, has its principal office or its applicable lending office on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(e), (d) in the case of a Lender other than a Foreign Lender, any backup withholding that is imposed in respect of amounts payable by the Borrower by the United States of America that is attributable to such Lender’s failure to comply with Section 2.16(e), and (e) any withholding Taxes imposed under FATCA.
     “Existing Revolving Credit Agreement” — the Revolving Credit Agreement, dated as of October 29, 2009, among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and DnB NOR Bank ASA, New York Branch, as Syndication Agents, The Bank of Nova Scotia and BNP Paribas, as Documentation Agents, and the lenders parties thereto, as amended by the First Amendment to Revolving Credit Agreement, dated as of May 5, 2010, among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders parties thereto.
     “Existing Term Loan Agreement” — the Term Loan Agreement, dated as of August 2, 2010, among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, DnB NOR Bank ASA, New York Branch, as Syndication Agent, U.S. Bank National Association, as Documentation Agent, and the lenders parties thereto.
     “Extension of Credit” — the making of any Loan or the issuance of any Letter of Credit.
     “Facility Fee” — as defined in Section 2.04(a).
     “Facility Fee Rate” — a rate per annum determined daily in accordance with the Pricing Schedule.
     “FATCA” — Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.
     “Federal Funds Effective Rate” — for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight US Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” — the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other officer or employee that any of the foregoing may, in accordance with the Borrower’s customary business practices, designate to act as a Financial Officer by notice to the Administrative Agent in accordance with this Agreement.

     “Fitch” — Fitch, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Foreign Lender” — any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” — generally accepted accounting principles in the United States of America, as in effect from time to time.
     “General Partner” — Western Gas Holdings, LLC, a Delaware limited liability company.
     “Governmental Authority” — the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” — each of the Subsidiaries of the Borrower listed on Schedule II other than Chipeta, and (b) each other Wholly Owned Subsidiary of the Borrower that guarantees the Loans pursuant to Section 4.06.
     “Guaranty Agreement” — the Guaranty Agreement dated as of even date herewith by the Guarantors, in favor of the Administrative Agent for the benefit of the Lenders, any Lender or Affiliate of a Lender party to a Lender Hedging Agreement or a Treasury Management Agreement.
     “Indebtedness” — any indebtedness which (a) is for money borrowed, (b) represents the deferred purchase price of property or assets purchased, except trade accounts payable in the ordinary course of business, (c) is in respect of a capitalized lease or (d) is in respect of a guarantee of any of the foregoing obligations of another Person.
     “Indemnified Taxes” — Taxes other than Excluded Taxes.
     “Indemnitee” — as defined in Section 10.03(b).
     “Information” — as defined in Section 10.12.
     “Information Memorandum” — the Executive Summary dated March 2011 relating to the Borrower and the Transactions.
     “Interest Election Request” — as defined in Section 2.10(c).
     “Interest Payment Date” — (a) as to any Alternate Base Rate Loan (other than the Swingline Loans and except as provided in Section 2.18), the end of any calendar quarter with respect thereto and, as to any Lender, the Maturity Date for such Lender, (b) as to any Eurodollar

Loan (other than the Swingline Loans), the last day of the Interest Period with respect thereto, and, for Interest Periods longer than 3 months, each date which is 3 months, or a whole multiple thereof, from the first day of such Interest Period and (c) as to any Swingline Loan, the day such Swingline Loan is paid.
     “Interest Period” — with respect to any Eurodollar Loan, (i) initially, the period commencing on the Borrowing Date or continuation date, as the case may be, with respect to such Eurodollar Loan and ending 2 weeks or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12 months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending 2 weeks or 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto; provided that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) any Interest Period (other than a 2 week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
     “Investment” — with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Equity Interest issued by, (ii) a beneficial interest in any Equity Interest issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness of any other Person to that Person arising from a sale of property by that Person other than in the ordinary course of its business, and (d) any guaranty obligation incurred by that Person in respect of Indebtedness of any other Person.
     “Investment Grade Rating” — the rating of the Loans or senior unsecured non-credit enhanced publicly held debt of the Borrower, by at least two of the three rating agencies as follows: BBB- or better by S&P or Baa3 or better by Moody’s or BBB- or better by Fitch.
     “Investment Grade Rating Date” — the date on which the Borrower achieves an Investment Grade Rating.
     “Issuing Bank” — Wells Fargo Bank, National Association and any other consenting Lender reasonably acceptable to the Administrative Agent. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit requested by the Borrower in accordance with this Agreement to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “Joint Venture” — any Person, other than an individual, the Borrower or a Wholly Owned Subsidiary of the Borrower, in which the Borrower or a Subsidiary of the Borrower holds or acquires no more than 50% of such Person’s Equity Interests (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) excluding warrants, options or unexercised rights to acquire or purchase an Equity Interest.
     “LC Disbursement” — a payment made by the Issuing Bank pursuant to a Letter of Credit issued by the Issuing Bank.
     “LC Exposure” — at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of the Borrower at such time, plus (b) the aggregate amount of all LC Disbursements that the Borrower is obligated to reimburse but which have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be equal to its Applicable Percentage of the total LC Exposure at such time.
     “LC Fees” — as defined in Section 2.04(b).
     “LC Issuance Limit” — for the Issuing Bank, a maximum aggregate amount of $50,000,000.
     “Lender” — as defined in the preamble hereof. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.
     “Lender Hedging Agreement” — any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions which agreement is between the Borrower or a Subsidiary and a Person that is, or was at the time such agreement was entered into, a Lender or an Affiliate of a Lender.
     “Letter of Credit” — any stand-by letter of credit issued after the Effective Date pursuant to this Agreement.
     “LIBO Rate” — with respect to any Eurodollar Borrowing for any Interest Period, the rate reported by Bloomberg L.P. in its index of rates (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” — any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
     “Loan” — the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loan” includes a Swingline Loan.
     “Loan Document(s)” — this Agreement, the Guaranty Agreement, any Notes and each and every other agreement executed in connection with this Agreement.
     “Majority Lenders” — at any time, Lenders holding more than 50.0% of the then aggregate outstanding amount of the Revolving Loans, LC Exposure and Swingline Exposure held by the Lenders or, if no such principal amount or LC Exposure is then outstanding, the Lenders having more than 50.0% of the Commitments; provided that the Credit Exposures and unused Commitments held or deemed held by, any Defaulting Lender shall be excluded for the purposes of making a determination of Majority Lenders..
     “Margin Regulations” — Regulations T, U and X of the Board.
     “Material Adverse Change” — any change occurring since December 31, 2008, in the consolidated financial position or results of operations of the Borrower and its Subsidiaries taken as a whole that has had or could reasonably be expected to have the effect of preventing the Borrower from carrying on its business or from meeting its current and anticipated obligations on a timely basis.
     “Material Project” — any capital construction or expansion project of the Borrower or its Subsidiaries that has an aggregate capital cost or budgeted capital cost to Borrower or its Subsidiaries in excess of $20,000,000.
     “Material Project EBITDA Adjustments” — with respect to each Material Project, (A) prior to completion of the Material Project, a percentage (equal to the then-current completion percentage of the Material Project) of an amount to be determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other factors mutually agreed upon by the Borrower and the Administrative Agent) which shall be added, at the Borrowers’ option, to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA attributable to such Material Project following its completion), provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (B) beginning with the first full fiscal quarter following completion of the Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the balance of the four full fiscal quarter period following completion shall be added to the actual Consolidated EBITDA attributable to the Material Project for such fiscal quarter or quarters for determining Consolidated EBITDA for the fiscal quarter then ending and the immediately preceding three fiscal quarters.
     Notwithstanding the foregoing, with respect to any compliance certificate sent by the Borrower to the Administrative Agent in determining compliance with the financial covenants set forth in ARTICLE V hereof: (i) all Material Project EBITDA Adjustments to Consolidated EBITDA will not be deemed accepted unless the Borrower shall have delivered to the Administrative Agent, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld), written pro forma projections of Consolidated EBITDA attributable to such Material Project (together with a reasonably detailed explanation of the basis therefore) and such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions as provided in the definition of Consolidated EBITDA).
     “Material Subsidiary” — any Subsidiary which as of any relevant date either (i) represents more than five percent (5%) of the Consolidated Net Income of the Borrower for the preceding period of four (4) consecutive fiscal quarters for which financial statements are then available or (ii) if such Subsidiary were formed or acquired during such period, would have represented more than five percent (5%) of Consolidated Net Income assuming that Consolidated Net Income were calculated after giving pro forma effect to such acquisition or formation, as if it had occurred on the first day of such period.
     “Maturity Date” — March 24, 2016.
     “Moody’s” — Moody’s Investors Service, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Multiemployer Plan” — a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.
     “New Funds Amount” —the amount equal to the product of a CI Lender’s Commitment represented as a percentage of the aggregate total Commitments after giving effect to the Commitment Increase times the aggregate principal amount of the outstanding Revolving Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of

Revolving Loans as a result of any Revolving Borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date).
     “Non-Controlled Subsidiary” — any Non-Wholly Owned Subsidiary that is not Controlled by the Borrower.
     “Non-Wholly Owned Subsidiary” — any Subsidiary other than a Wholly Owned Subsidiary.
     “Note” — any promissory note of the Borrower payable to a Lender in substantially the form attached hereto as Exhibit A.
     “Notice of Commitment Increase” — a notice in the form of Exhibit C specifying (i) the proposed effective date of a Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) the amount of such Commitment Increase agreed to by each then existing Lender and evidence of such agreement reasonably satisfactory to the Administrative Agent, such Lender and the Borrower, (iv) the identity of each financial institution not already a Lender (which such financial institution shall be reasonably acceptable to the Administrative Agent), which has agreed with the Borrower to become a Lender to effect such Commitment Increase, accompanied by evidence reasonably satisfactory to the Administrative Agent, such CI Lender and the Borrower of such CI Lender’s agreement thereto and its joinder to this Agreement and (v) the amount of the respective Commitments of the then existing Lenders and any such CI Lenders from and after the Commitment Increase Effective Date. Each such existing Lender or new Lender referenced in (iii) or (iv) being a “CI Lender”.
     “Other Taxes” — any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, other than income, franchise and similar taxes and Excluded Taxes.
     “Participant” — as defined in Section 10.04(c)(i).
     “Partnership Agreement” — the Amended and Restated Agreement of Limited Partnership of the Borrower, as may be amended from time to time.
     “Permitted Acquisition” — an Acquisition by the Borrower or any of its Subsidiaries, so long as (i) no Default or Event of Default is in existence or would be created thereby and (ii) (x) a substantial part of the assets of the Person (including any Joint Venture) or (y) the assets being acquired by the Borrower or such Subsidiaries are in each case commonly understood to be in the midstream energy business.
     “Person” — any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” — any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.
     “Pricing Schedule” — the schedule attached hereto as Schedule I and identified as such.
     “Prime Rate” — the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal U.S. office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Principal Amount” —the outstanding principal amount of any Loan.
     “Reducing Percentage Lender” — each then existing Lender immediately prior to giving effect to a Commitment Increase, which Lender shall not increase its respective Commitment in connection with such Commitment Increase (with the result that the relative percentage of the aggregate total Commitments of such Lender shall be reduced after giving effect to such Commitment Increase).
     “Reduction Amount” — the amount by which a Reducing Percentage Lender’s outstanding Revolving Loans decrease as a result of a Commitment Increase on any Commitment Increase Effective Date (without regard to the effect of any Revolving Borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).
     “Register” — as defined in Section 10.04(b)(iv).
     “Related Parties” — with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, advisors and agents of such Person and such Person’s Affiliates.
     “Restricted Payment” — any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such equity interests in the Borrower or any of its Subsidiaries.
     “Revolving Commitment” — with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Lender’s name on Annex I hereto, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased from time to time pursuant to (i) Section 2.09 and (ii) assignments by or to such

Lender pursuant to Section 10.04, (c) reduced or terminated pursuant to Section 10.13, or (d) terminated pursuant to ARTICLE VIII.
     “Revolving Commitment Termination Date” — the earliest of:
     (a) the Maturity Date;
     (b) the date on which the Revolving Commitments are terminated in full or reduced to zero pursuant to Section 2.06; or
     (c) the date on which the Revolving Commitments otherwise are terminated in full and reduced to zero pursuant to ARTICLE VIII.
     “Revolving Credit Exposure” — at any time, the aggregate outstanding principal amount of Revolving Loans made by any Lender at such time.
     “Revolving Loan” — any Loan made by the Lenders pursuant to Section 2.01(a) of this Agreement.
     “Revolving Period” — the period from and including the Effective Date to but excluding the Revolving Commitment Termination Date.
     “S&P” — Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and any successor thereto that is a nationally recognized rating agency.
     “Sale and Leaseback Transaction” — as defined in Section 6.09.
     “Subsidiary” — with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, reference in this Agreement to a “Subsidiary” or the “Subsidiaries” refers to a Subsidiary or the Subsidiaries of the Borrower.
     “Swingline Exposure” — at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” — Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” — a Loan made pursuant to Section 2.22.

     “Syndication Agent” — as defined in the preamble hereof.
     “Taxes” — any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings and interest or penalties in respect thereof imposed by any Governmental Authority.
     “Transactions” — the execution, delivery, and performance by the Borrower of this Agreement, the borrowing of the Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.
     “Treasury Management Agreement” — any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services provided by a Lender or an Affiliate of a Lender.
     “Type” — as to any Loan or Borrowing, its nature as an Alternate Base Rate Loan or an Alternate Base Rate Borrowing, a Eurodollar Loan or a Eurodollar Borrowing.
     “US” or “United States” — the United States of America, its fifty states, and the District of Columbia.
     “US Dollars” or “US$” or “$” or “Dollars” — lawful money of the United States of America.
     “USA Patriot Act” — as defined in Section 10.14.
     “Wholly Owned Subsidiary” — any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly Owned Subsidiaries.
     Section 1.02 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.
     Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in each case in accordance with GAAP as in effect from time to time; provided that unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
     Section 1.04 Interpretation. The word “including” (and with correlative meaning “include”) means including, without limitation, the generality of any description preceding such term.

ARTICLE II
AMOUNT AND TERMS OF LOANS
Section 2.01 Loans.
          (a) Subject to the terms and conditions of this Agreement, from time to time during the Revolving Period, each Lender severally agrees to make Revolving Loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures of all Lenders exceeding the total Commitments. Within the foregoing limits, the Borrower may use the Commitments by borrowing, repaying and prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
          (b) Each Loan shall be made only during the Revolving Period as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (c) Subject to Section 2.17, the Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower. Eurodollar Loans shall be made and maintained by each Lender at either its Eurodollar Lending Office or its Domestic Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of the Borrower not otherwise arising, or arising in such increased amount, under Section 2.14.
Section 2.02 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of each Revolving Loan of such Lender on the Maturity Date in respect of such Lender, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding; provided further, that all Loans shall be paid on such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to ARTICLE VIII.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender in substantially the form attached hereto as Exhibit A. Thereafter, the Loans evidenced by such Note and interest thereon shall, at all times (including after assignment pursuant to Section 10.04), be represented by one or more Notes in such form payable to the payee named therein.
          (f) Each Lender is authorized to and shall endorse the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note from the Borrower. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower to repay the unpaid Principal Amount of the Loans made to the Borrower with interest thereon as provided in Section 2.10 or the validity of any payment thereof made by the Borrower. Each Lender shall, at the request of the Borrower, deliver to the Borrower copies of the Borrower’s Note and the schedules annexed thereto.
     Section 2.03 Procedure for Borrowing. The Borrower may borrow Loans on any Business Day; provided that the Borrower shall notify the Administrative Agent by telephone of the Borrowing (the “Borrowing Request”) not later than 10:00 a.m., New York City time (a) three (3) Business Days prior to the Borrowing Date, in the case of Eurodollar Loans, and (b) on the Borrowing Date, in the case of Alternate Base Rate Loans. Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify (i) the amount to be borrowed, (ii) the Borrowing Date, (iii) whether the Borrowing is to consist of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof (in each case stating the amounts and currency requested), (iv) in the case of Eurodollar Loans, the length of the Interest Period(s) therefor, and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.12. Each Borrowing shall be in an aggregate principal amount not less than the lesser of (i) $10,000,000 or a whole multiple of $5,000,000 in excess thereof, and (ii) the then unused

Commitments available to the Borrower. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower in accordance with Section 2.12. The proceeds of each such Borrowing of Revolving Loans will be made available to the Borrower by the Administrative Agent in accordance with Section 2.12.
Section 2.04 Facility Fees and LC Fees.
          (a) Subject to Section 2.04(d), the Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than to the Defaulting Lenders, if any) a Facility Fee from the Effective Date to, but not including, the Maturity Date or such earlier date upon which the Commitments shall terminate or be reduced to zero as provided herein, computed at the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) (the “Facility Fee”); provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to, but not including, the date on which such Lender ceases to have any Credit Exposure.
          (b) Subject to Section 2.23(d), the Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than to the Defaulting Lenders, if any) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same rate as the Eurodollar Margin on the average daily amount of such Lender’s LC Exposure to the Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank an issuing fee payable on the date a Letter of Credit is issued for the account of the Borrower, which shall be the normal issuing fee for letters of credit issued by the Issuing Bank, not to be less than the greater of $500 or 0.200% times the face amount of such Letter of Credit (collectively, the “LC Fees”).
          (c) [Reserved].
          (d) Facility Fees and LC Fees payable to any Lender shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2011, and on the Maturity Date with respect to such Lender or, with respect to Facility Fees, on such earlier date as the Commitments shall terminate or be reduced to zero as provided herein. All accrued Facility Fees and LC Fees payable to any Lender which are not paid on or before the Maturity Date with respect to such Lender shall be due and payable on demand.
Section 2.05 Letters of Credit.
          (a) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any other Person, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to the Revolving Commitment Termination Date; provided that the Issuing Bank shall not be obligated to issue any Letter of Credit that would result in the aggregate undrawn or drawn and unreimbursed amount of Letters of Credit outstanding issued by the Issuing Bank to exceed its LC Issuance Limit. In the event of (i) any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, or (ii) any terms and conditions supplemental to the terms and conditions of this Agreement contained in any such form of letter of credit application or such other agreement, in each case, the terms and conditions of this Agreement shall control and such supplemental terms and conditions shall be ignored.
          (b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the appropriate Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and the continuation of a Letter of Credit hereunder by the deemed issuance thereof hereunder (i) the LC Exposure shall not exceed the unused Commitments of all Lenders, (ii) the Credit Exposure shall not exceed the total Commitments, and (iii) the requested Letter of Credit shall not result in the Issuing Bank having outstanding Letters of Credit in an aggregate undrawn or drawn and unreimbursed amount in excess of the Issuing Bank’s LC Issuance Limit; provided that the Issuing Bank shall not issue, amend, renew or extend any Letter of Credit if the Issuing Bank shall have received written notice (which has not been rescinded) from the Administrative Agent or any Lender that any applicable condition precedent to the issuance, amendment, renewal or extension of such Letter of Credit has not been satisfied at the requested time of issuance, amendment, renewal or extension of such Letter of Credit.
          (c) Each Letter of Credit shall be denominated in US Dollars and shall expire at or prior to the close of business on the date selected by the Borrower, which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the

Maturity Date; provided that a Letter of Credit may expire after the Maturity Date if the Borrower provides to the Issuing Bank at any time on or prior to the date that is five (5) Business Days prior to the Maturity Date, an amount of cash collateral equal to the LC Exposure of such Letter of Credit as of such date plus any accrued and unpaid interest thereon.
          (d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement in US Dollars by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is not received prior to such time on the day of receipt; provided that, with respect to any such payment owing by the Borrower prior to the Revolving Commitment Termination Date, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 (or Section 2.22 in the case of a Swingline Loan) that such payment be financed with an Alternate Base Rate Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by the Administrative Agent from the Lenders.

Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) To the extent permitted by law, the Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. To the extent permitted by law, none of the Administrative Agent, the Lenders, or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. To the extent permitted by law, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date specified in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due pursuant to Section 2.05(e) to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans (including the Base Rate Margin); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then the provisions of Section 2.10(a) pertaining to interest payable on overdue principal shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Majority Lenders or, if the maturity of the Loans has been accelerated, from the Administrative Agent or the Majority Lenders, demanding the deposit of cash collateral pursuant to this paragraph, and (ii) on the Business Day that the Borrower receives notice from either the Administrative Agent acting alone or the Majority Lenders demanding deposit of cash collateral pursuant to Section 2.08(b) (or, if such notice is received on a day other than a Business Day, on the next Business Day following receipt of such notice), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in the applicable currency) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(f) or Section 8.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in certificates of deposits of the Administrative Agent or securities backed by the full faith and credit of the United States of America, at the option of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Majority Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two (2) Business Days after all Events of Default have been cured or waived.
     Section 2.06 Reduction or Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Revolving Commitment Termination Date. The Borrower shall have the right, upon not less than two (2) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, reduce the amount of the Commitments; provided, however, that the Borrower shall not terminate or reduce any Commitment if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.07 and Section 2.08 the total Credit Exposure of the Lenders would exceed the sum of total Commitments. Any reduction shall be accompanied by prepayment of the Loans to the extent, if any, that the total Credit Exposure of the Lenders then outstanding exceeds the sum of the total Commitments as then reduced. Any termination of the Commitments shall be accompanied by prepayment in full of the Loans then outstanding and the payment of any unpaid fees then accrued hereunder. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Any partial reduction shall be in an amount of $5,000,000 or a whole multiple thereof and shall reduce permanently the total amount of the Commitments, together with a corresponding reduction in the aggregate amount of each Lender’s applicable Commitment. The Commitments once terminated or reduced may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments (except for in connection with the termination of this Agreement as to any Lender pursuant to Section 10.13).
     Section 2.07 Optional Prepayments.
          (a) The Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans payable by the Borrower, in whole or in part, upon notice to the Administrative Agent (and, in the case of prepayments of Swingline Loans, the Swingline Lender), specifying (i) the date and amount of prepayment, and (ii) the respective amounts to be prepaid in respect of such Loans. Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.21. The Loans shall also be subject to prepayment as provided in Section 2.06, Section 2.08 and Section 10.13.
          (b) Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. All prepayments of Loans pursuant to this Section 2.07 shall be without the payment by the Borrower of any premium or penalty except for amounts payable pursuant to Section 2.21.
Section 2.08 Mandatory Prepayments.
          (a) If at any time the total Credit Exposures of the Lenders exceeds the sum of the total Commitments, the Borrower shall prepay the Loans owing by it to such Lenders in an amount equal to such excess. Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.21.
          (b) If, after all Loans have been prepaid pursuant to this Section 2.08, any such excess remains as a result of LC Exposure, the Borrower shall provide cash collateral to cover any such excess caused by LC Exposure.
Section 2.09 Commitment Increases.
          (a) So long as no Default or Event of Default has occurred and is continuing, the Borrower may request from time to time after the Effective Date, that the aggregate amount of the Lenders’ Commitments be increased (each a “Commitment Increase”) by delivering a Notice of Commitment Increase; provided, however, that:
          (i) no Lender’s Commitment may ever be increased without its prior written consent;
          (ii) any Notice of Commitment Increase must be given no later than three (3) Business Days prior to the Revolving Commitment Termination Date;
          (iii) the effective date of any Commitment Increase (the “Commitment Increase Effective Date”) shall be no earlier than three (3) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase;
          (iv) the amount of any Commitment Increase must be at least $10,000,000; and

          (v) after giving effect to any requested Commitment Increase, the aggregate amount of the Commitments shall not exceed $1,000,000,000.
          (b) On each Commitment Increase Effective Date, so long as no Default or Event of Default has occurred and is continuing, each of the conditions set forth in Section 7.02 are satisfied as of such Commitment Increase Effective Date and no Material Adverse Change shall exist as of such date, each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness:
          (i) the Administrative Agent shall record in the Register each CI Lender’s information, if necessary, as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be completed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date;
          (ii) the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of the Annex I attached to the Notice of Commitment Increase relating to such Commitment Increase;
          (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement;
          (iv) to the extent there are Revolving Loans outstanding as of such date:
          (A) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount for the applicable Commitment Increase Effective Date, which amount, for each such CI Lender, shall constitute Revolving Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date; and
          (B) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount for such Commitment Increase Effective Date, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.07, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Loans of such Reducing Percentage Lender; and
          (v) To the extent there is any Letter of Credit outstanding as of such Commitment Increase Effective Date, each CI Lender shall be deemed to have acquired, and each Reducing Percentage Lender shall be deemed to have transferred, such portions of the existing participations in such Letter of Credit as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all

Lenders on such Commitment Increase Effective Date (after giving effect to the Commitment Increases of all Lenders).
Section 2.10 Interest.
          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid Principal Amount thereof at a rate per annum equal to the LIBO Rate for such Interest Period plus the Eurodollar Margin for such day. Each Alternate Base Rate Loan shall bear interest on the unpaid Principal Amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Base Rate Margin. Each Swingline Loan shall bear interest on the unpaid Principal Amount of such Loan at a rate per annum equal to the rate determined for such Swingline Loan as provided in Schedule III. Upon the occurrence and continuance of any Event of Default occurring pursuant to Section 8.01(a), Section 8.01(f) or Section 8.01(g), all Loans outstanding and such overdue amount, in the case of a failure to pay amounts when due, shall automatically bear interest (as well after as before judgment), at a rate per annum which is two percent (2%) above the rate which would otherwise be applicable to such Loan pursuant to whichever of the three preceding sentences shall apply (the “Post-Default Rate”) until paid in full. Upon the occurrence and continuance of any Event of Default other than those listed in the previous sentence, all Loans outstanding shall bear interest at the Post-Default Rate upon the written election of the Required Lenders. Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest payable on overdue principal shall be payable on demand.
          (b) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing to a different Type or to continue such Borrowing for an additional Interest Period (and elect Interest Periods therefor), all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall then and thereafter be considered a separate Borrowing. This Section, as it refers to Types of Loans, shall not apply to Swingline Loans, which may not be converted or continued.
          (c) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (the “Interest Election Request”) by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (d) Each telephonic and written Interest Election Request shall identify the Borrower and specify the following information in compliance with Section 2.03:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an Alternate Base Rate Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
          (e) If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (f) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s obligation with respect to each resulting Borrowing.
          (g) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an Alternate Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be continued as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be continued as an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
Section 2.11 Computation of Interest and Fees.
          (a) Interest on Alternate Base Rate Loans, Swingline Loans and fees shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall notify the Borrower and the Lenders of each determination of a LIBO Rate and of the interest rate applicable to each Swingline Loan. Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective. The Administrative Agent shall notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternative Base Rate.

          (b) The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).
Section 2.12 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.22. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Alternate Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.12(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the cost incurred by the Administrative Agent for making such Lender’s share of such Borrowing and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.13 Pro Rata Treatment and Payments.
          (a) Each Borrowing by the Borrower from the Lenders, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans and on account of any fees hereunder, any reimbursement of LC Disbursements, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the Commitments, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.04, Section 2.09(b), Section 2.14, Section 2.15, Section 2.16, Section 2.21, Section 2.22, Section 10.03 or Section 10.13 shall be made for the account of such Lender (or the Swingline Lender in the case of Section 2.22), and (ii) if any Lender shall become a

Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied in accordance with Section 2.23(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest, reimbursement of LC Disbursements and fees shall be made in immediately available funds without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders (or on behalf of the Issuing Bank or the Swingline Lender, as the case may be) at the Administrative Agent’s office as notified to the Borrower from time to time at least five (5) Business Days before any change in such office. On the date of this Agreement, the office of the Administrative Agent is located at Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, Houston, TX 77002, Attention of Christina Faith, Phone No.: (713) 319-1672, Facsimile No.: (713) 739-1087. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Reimbursement of all LC Disbursements shall be made as required by Section 2.05(e).
          (b) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.
          (c) Except as provided in Section 2.04(d), Section 2.09(b), Section 2.14, Section 2.15, Section 2.16, Section 2.21, Section 10.03, Section 10.13, and this Section 2.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender (other than, in the case of Swingline Loans, the Swingline Lender), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements with respect to the Loans and LC Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof

(as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.09(b), Section 2.12(b) or Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.14 Increased Cost of Loans.
          (a) If any Change in Law, which:
          (i) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or the Issuing Bank; or
          (ii) does or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement, any Note or the Eurodollar Loans, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to such Lender of making, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce any amount received or receivable by such Lender or the

Issuing Bank hereunder or under any Note (whether of principal, interest, or otherwise), then, in any such case, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, upon written demand being made to the Borrower by such Lender or the Issuing Bank, as the case may be, such additional amount or amounts which will compensate such Lender or the Issuing Bank, as the case may be, for such amounts as such Lender or the Issuing Bank reasonably deems to be material with respect to this Agreement, the Notes, the Letters of Credit, or the Loans hereunder, provided, however, that if all or any such additional cost would not have been payable, or such reduction would not have occurred, but for such Lender’s or the Issuing Bank’s decision to designate a new Eurodollar Lending Office or Domestic Lending Office or refusal to change to another Eurodollar Lending Office or Domestic Lending Office as provided below, the Borrower shall have no obligation under this Section 2.14 to compensate such Lender or the Issuing Bank for such amount. Such demand shall be accompanied by a certificate of a duly authorized officer of such Lender or the Issuing Bank setting forth the amount of such payment and the basis therefor. Each Lender or the Issuing Bank shall also give written notice to the Borrower and the Administrative Agent of any event occurring after the date of this Agreement which would entitle such Lender or the Issuing Bank to compensation pursuant to this Section 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different Eurodollar Lending Office or a Domestic Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. Notwithstanding the foregoing, in the event that any Lender or Issuing Bank shall demand payment pursuant to this Section 2.14, the Borrower may, upon at least two (2) Business Days’ notice to the Administrative Agent and such Lender, continue in whole (but not in part) the Eurodollar Loans of such Lender into Alternate Base Rate Loans without regard to the requirements of Section 2.10.
          (b) If any Lender or the Issuing Bank shall have reasonably determined that the adoption after the date of this Agreement of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof after the date of this Agreement or compliance by any Lender or the Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority made or issued after the date of this Agreement, does or shall have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital, or in the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender or the Issuing Bank, or such Lender’s or the Issuing Bank’s holding company, could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender or the Issuing Bank to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank for such reduction from and after such date the Borrower receives the request; provided, however, that the foregoing shall not apply to any capital adequacy requirement imposed solely by reason of any business combination effected after the date hereof.

          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be prima facie evidence of the amount of such payment. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.15 Illegality. Notwithstanding anything herein contained, if any Lender shall make a good faith determination that a Change in Law shall make it unlawful for such Lender to give effect to its obligations to make, continue or maintain its Eurodollar Loans under this Agreement, the obligation of such Lender to make, continue or maintain Eurodollar Loans hereunder shall be suspended for the duration of such illegality. Such Lender, by written notice to the Administrative Agent and the Borrower, shall declare that such Lender’s obligation to make Eurodollar Loans and to, continue and maintain Eurodollar Loans shall be suspended, and the Borrower, on the last day of the then current Interest Period applicable to such Eurodollar Loans or portion thereof or, if such Lender so requests, on such earlier date as may be required by relevant law, shall continue such Eurodollar Loans or portion thereof as Alternate Base Rate Loans without regard to the requirements of Section 2.10. If and when such illegality ceases to exist, such suspension shall cease and such Lender shall notify the Borrower and the Administrative Agent thereof and any Loans previously continued from Eurodollar Loans to Alternate Base Rate Loans pursuant to this Section 2.15 shall be continued as Loans of Types corresponding to the Loans maintained by the other Lenders on the last day of the Interest Period of the corresponding Eurodollar Loans of such other Lenders.
     Section 2.16 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower under each Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section), the Administrative Agent, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Borrower shall make such deductions or withholding, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under each Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, none of the Administrative Agent, any Lender or Issuing Bank shall be indemnified for any Indemnified Taxes or Other Taxes hereunder unless the Administrative Agent, such Lender or Issuing Bank shall make written demand on Borrower for such reimbursement no later than 270 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Administrative Agent, such Lender or Issuing Bank for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which the Administrative Agent, such Lender or Issuing Bank has made payment of such Indemnified Taxes or Other Taxes; provided that if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or with withholding at a reduced rate. In addition, each Lender that is not (i) a Foreign Lender or (ii) an “exempt recipient” that is either (A) a corporation described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1) or (B) a financial institution described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii)(M) (provided that the Lender is reasonably identifiable as a financial institution pursuant to the last two sentences of subparagraph (M)), agrees to provide Borrower with such form or forms, including IRS Form W-9, as may be required under the Code, or other laws of the United States or reasonably requested by Borrower, as a condition to exemption from, United States backup withholding before receiving its first payment under this Agreement and at any other time reasonably requested by Borrower.
               (f) For any period during which a Lender has failed to provide the Borrower with the appropriate documentation as required by Section 2.16(e), the Borrower shall not be obligated to pay, and such Lender shall not be entitled to secure additional amounts under this Section 2.16 with respect to Indemnified Taxes imposed by a Governmental Authority to the extent that such additional amounts would not have arisen but for such failure of such Lender.
               (g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to forthwith repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.16 shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
               (h) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16(a), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.16(a), in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

               (i) If a payment made to a Lender or other payee under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or other payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or other payee shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or other payee has complied with such Lender’s or other payee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
     Section 2.17 Substitute Loan Basis. In the event that prior to the commencement of any Interest Period for any Eurodollar Borrowing the Majority Lenders shall reasonably determine (which determination shall be final and conclusive and binding upon the Borrower) that (a) by reason of changes affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the LIBO Rate for such requested Interest Period, or (b) the LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period then, and in any such event, the Administrative Agent shall forthwith give notice to the Borrower and, (i) unless, on the date upon which such Eurodollar Loans were to be made, the Borrower notifies the Administrative Agent that it elects not to borrow on such date, any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (ii) any Loans that were to have been, on the first day of such Interest Period, continued as Eurodollar Loans, shall be continued as Alternate Base Rate Loans on the date upon which such Loans were to have been continued, and (iii) any outstanding Eurodollar Loans shall be continued, on the last day of the Interest Period applicable thereto, as Alternate Base Rate Loans on the date upon which such Loans are to be continued. The Administrative Agent shall give written notice to the Borrower of any event occurring after the giving of such notice which permits an adequate and fair means of ascertaining the LIBO Rate and until such notice by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to continue as Eurodollar Loans.
     Section 2.18 Certain Prepayments or Continuations. If the Eurodollar Loans of any Lender are prepaid or continued as Alternate Base Rate Loans pursuant to Section 2.14 or Section 2.15 (such Eurodollar Loans being herein called “Affected Loans”), unless and until such Lender gives written notice that the circumstances which gave rise to such prepayment or continuation no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) such Lender shall not make further Affected Loans and all Loans which would otherwise be made by such Lender as, or continued by such Lender into, Affected Loans shall be made instead as, or continued as Alternate Base Rate Loans (on which interest and principal shall be payable simultaneously with the related Loans of the other Lenders).
     Section 2.19 Certain Notices. Notices by the Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 and under the definition of “Interest Period” in Section 1.01 (a) shall (unless otherwise specifically provided) be given in writing, by telecopy or by telephone (confirmed promptly in writing), and (b) shall be effective only if received by the Administrative Agent and, in the case of Section 2.14, the Lender involved, not later than 11:30 a.m. (New York City time) on the day specified in the respective Section or definition as the latest day such notice may be given. Notices by the Borrower under each of Section 2.03, Section 2.05, Section 2.06, Section 2.07, Section 2.14, Section 2.17, and Section 2.10 shall be irrevocable.
     Section 2.20 Minimum Amounts of Eurodollar Borrowings. All Borrowings and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate Principal Amount of the Loans comprising each Eurodollar Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
     Section 2.21 Break Funding Payments. In the event of (a) the payment of any Principal Amount of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower, then, in any such event, the Borrower shall compensate each Lender or the Issuing Bank for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the Principal Amount of such Loan had such event not occurred, at the LIBO Rate (in the case of a Eurodollar Loan) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such Principal Amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything to the contrary contained herein, no Lender shall be entitled to receive any amount or amounts pursuant to this Section if such amount or amounts are attributable solely to the merger or other consolidation of such Lender with another Lender.
     Section 2.22 Swingline Loans.
               (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the total Credit Exposures exceeding the total Commitments;

provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
               (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Borrower, the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
               (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     Section 2.23 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
               (a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02.
               (b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank and/or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
               (c) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.05 and Section 2.22, the Applicable Percentage of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.
               (d) Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Facility Fee pursuant to Section 2.04 (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any LC Fees pursuant to Section 2.04 otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank pursuant to this Section 2.23, but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such LC Fees in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.23(c), with the balance of such LC Fee, if any, payable to the Issuing Bank for its own account.
               (e) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.01 Representations of the Borrower. The Borrower represents and warrants to the Administrative Agent, the Lenders and the Issuing Bank that:
               (a) The Borrower and each Subsidiary has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) the Borrower and each Subsidiary is qualified to do business as a foreign entity and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would constitute a Material Adverse Change.
               (b) This Agreement, the Transactions and all other Loan Documents to which the Borrower or any Subsidiary is a party have been duly authorized, executed and delivered by the Borrower or such Subsidiary, and each of this Agreement, its Notes and the other Loan Documents to which it is a party constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its respective terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principals of general applicability. The Borrower’s Notes have been duly authorized by the Borrower and, when executed, issued and delivered pursuant hereto for value received, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms, except as (i) may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary which purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or any of their respective Notes.
               (c) The execution, delivery and performance of each Loan Document by the Borrower and its Subsidiaries will not violate or conflict with (i) the organizational documents of the Borrower or any Subsidiary, as in effect on the Effective Date, or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower or any Subsidiary.
               (d) The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders, decrees and requirements of any Governmental Authority applicable to them or their properties, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or such failure to comply would not have or would not reasonably be expected to cause a Material Adverse Change.
               (e) On the Effective Date there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary before any Governmental Authority as to which, in the opinion of the Borrower, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Change.
               (f) The consolidated balance sheets of the Borrower (and its predecessor entity) and its consolidated Subsidiaries as of December 31, 2010, and the related consolidated statements of income, partners’ (or stockholders’) equity and cash flows for each of the years in the three-year period ended December 31, 2010, audited by KPMG LLP, present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with GAAP applied on a consistent basis.
               (g) There has been no Material Adverse Change.
               (h) Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
               (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to be a Material Adverse Change.
               (j) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the projected financial information will be achieved.

          (k) On the date hereof, the Borrower’s Subsidiaries are listed on Schedule II.
          (l) The General Partner has filed all United States Federal income tax returns and all other material tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all taxes required to have been paid by it, except (i) taxes the validity of which is being contested in good faith by appropriate proceedings, and with respect to which the General Partner, to the extent required by GAAP, has set aside on its books adequate reserves or (ii) to the extent the failure to do so (individually or collectively) would not reasonably be expected to result in a Material Adverse Change.
          (m) Each of the real properties owned or leased by the Borrower or any of its Subsidiaries and all their operations at such properties are in compliance with all applicable Environmental Laws and neither the Borrower nor any of its Subsidiaries has received any notice regarding violation of any Environmental Law with respect to the properties or the businesses operated by the Borrower or any of its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Change.
          (n) No Event of Default has occurred and is continuing.
          (o) The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of the Margin Regulations).
          (p) The Borrower and each of its Subsidiaries is and, after the consummation of the transactions contemplated by this Agreement, will be “solvent” within the meaning of such term under the United States Bankruptcy Code.
ARTICLE IV
AFFIRMATIVE COVENANTS
Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 4.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          (a) Within the period required by applicable law (and concurrently with the filing thereof with the Commission), copies of the annual reports, information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if the Borrower is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 4.01(a) if it shall have timely made the same available on “EDGAR” on the worldwide web and complied with Section 4.01(e) in respect thereof; provided further, however, that if any Lender is unable to access EDGAR on the worldwide web, the Borrower agrees to provide such Lender with paper copies of the information required to be furnished pursuant to this Section 4.01(a) promptly following notice from the Administrative Agent that such Lender has requested same.
          (b) Within sixty (60) days after the close of each of the first three quarters of each fiscal year of the Borrower, a statement by a responsible officer of the Borrower calculating compliance or non-compliance, as the case may be, with Section 5.01 and Section 5.02 (if applicable) as of the close of such period and stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (c) Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, a statement by a responsible officer of the Borrower calculating compliance or non-compliance, as the case may be, with Section 5.01 and Section 5.02 (if applicable) as of the close of such period and stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (d) Such other information respecting the financial condition or operations of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
          (e) Information required to be delivered pursuant to Section 4.01(a) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on EDGAR (and the Borrower hereby agrees to provide such notice).
     Section 4.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Event of Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that if adversely determined, could reasonably be expected to result in a Material Adverse Change; and
          (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section 4.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken with respect thereto.
     Section 4.03 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     Section 4.04 Use of Proceeds.
          (a) The proceeds of the Loans and the Letters of Credit shall be used to refinance outstanding Indebtedness under the Existing Revolving Credit Agreement and the Existing Term Loan Agreement and to provide working capital and to provide funding in connection with capital expenditures, Permitted Acquisitions and other general corporate purposes.
          (b) No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the Margin Regulations.
     Section 4.05 Maintenance of Property; Insurance.
          (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
          (b) The Borrower will at all times maintain, with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance) customarily carried by companies engaged in the same or similar business and similarly situated; provided that the Borrower shall not be required to maintain insurance against risks or in amounts no longer economically available on a de novo or renewal basis, as applicable, to other companies engaged in the same or similar business and similarly situated.
     Section 4.06 Additional Guarantors. The Borrower shall promptly cause any newly formed or acquired Wholly Owned Subsidiary to guarantee the Loans made under this Agreement pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause each such Subsidiary to, (a) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary and (b) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. On the Investment Grade Rating Date, if no Default or Event of Default has occurred and is continuing, the Subsidiaries guaranteeing the Indebtedness shall be released of their obligations under the Guaranty Agreement and this Section 4.06 shall have no further force or effect.

     Section 4.07 Books and Records; Inspections. The Borrower will keep, and will cause each of its Subsidiaries to keep, complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. In the absence of an Event of Default and notwithstanding anything to the contrary in Section 10.03, the Borrower shall not be required to pay for more than one such visit in any year.
     Section 4.08 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.
     Section 4.09 Material Contracts. The Borrower will comply, and will cause its Subsidiaries to comply, with all contracts necessary for the ongoing operation and business of the Borrower or such Subsidiary in the ordinary course, except where the failure to comply would not have or would not reasonably be expected to cause a Material Adverse Change.
ARTICLE V
FINANCIAL COVENANTS
Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 5.01 Consolidated Leverage Ratio. The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending March 31, 2011), shall be less than or equal to 5.00 to 1.00, except with respect to any fiscal quarter ending in the 270-day period immediately following a Permitted Acquisition, in which case the Consolidated Leverage Ratio shall be less than or equal to 5.50 to 1.00.
     Section 5.02 Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio, as at the end of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending March 31, 2011) occurring prior to the Investment Grade Rating Date, shall be greater than or equal to 2.00 to 1.00. For each fiscal quarter ending on and after the Investment Grade Rating Date, the Borrower shall have no further obligation to comply with this Section 5.02.

ARTICLE VI
NEGATIVE COVENANTS
Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 6.01 Nature of Business. The Borrower will not, nor will it permit its Subsidiaries to (whether now owned or acquired or formed subsequent to the Effective Date), materially alter the character of its or their business on a consolidated basis from the midstream energy business.
     Section 6.02 Liens. The Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or any of its Subsidiaries, except for the following:
          (a) Liens for taxes, assessments or other governmental or quasi-governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
          (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and interest owners of oil and gas production and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
          (c) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
          (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;
          (e) Liens with respect to judgments and attachments which do not result in an Event of Default;
          (f) Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business;

          (g) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases permitted under the terms of this Agreement (other than Capital Leases), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;
          (h) Liens securing obligations under Capital Leases; provided that (i) any such Liens attach only to the property which is the subject of such Capital Lease, (ii) such Liens secure only the Indebtedness comprised of such Capital Lease and (iii) the aggregate Indebtedness being secured by such Liens does not exceed at any one time calculated as of the date such Capital Lease is created ten percent 10% of Consolidated Net Tangible Assets;
          (i) Liens securing Acquired Indebtedness;
          (j) rights of first refusal entered into in the ordinary course of business;
          (k) Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;
          (l) Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enters into forward contracts, futures contracts, swap agreements (including interest rate swap agreements) or other commodities contracts in the ordinary course of business;
          (m) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by this Section 6.02; provided that the principal amount of such Indebtedness is not increased (other than to provide for the payment of any underwriting discounts and fees related to any refinancing Indebtedness as well as any premiums owed on and accrued and unpaid interest related to the original Indebtedness) and is not secured by any additional assets; and
          (n) Liens securing other obligations in an amount not to exceed, in the aggregate, at any one time, calculated as of the date such Lien is incurred, 15% of Consolidated Net Tangible Assets (and, for purposes of this Section 6.02(n), with respect to any such secured Indebtedness of a Joint Venture of the Borrower with no recourse to the Borrower or any Wholly Owned Subsidiary thereof, only that portion of such Indebtedness reflecting the Borrower’s pro rata ownership interest therein shall be included in calculating compliance herewith), provided that, if the amount of such other obligations exceeds the amount specified above, then at the time such Liens to secure such other obligations are granted, the Loans, LC Exposure and other obligations under this Agreement and other Loan Documents shall be secured equally and ratably with such other obligations.
     Section 6.03 Dispositions. Prior to the Investment Grade Rating Date, the Borrower will not make, nor permit its Subsidiaries to make any Disposition except:
          (a) Dispositions of inventory in the ordinary course of business;
          (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries that are Disposed of in the ordinary course of business;
          (c) Dispositions of assets to the Borrower or a Subsidiary;
          (d) Dispositions of or constituting Investments permitted under Section 6.06;
          (e) Dispositions of accounts receivable in connection with the collection or compromise thereof;
          (f) Dispositions of licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;
          (g) Dispositions of Cash Equivalents for fair market value;
          (h) Dispositions in which: (i) the assets being disposed are used simultaneously in exchange for replacement assets or (ii) the net proceeds thereof are either (A) reinvested within 180 days from such Disposition in assets to be used in the ordinary course of the business of the Borrower and its Subsidiaries and/or (B) used to permanently reduce the Commitments on a dollar for dollar basis; or
          (i) other Dispositions not exceeding in the aggregate for the Borrower and its Subsidiaries (i) 10% of Consolidated Net Tangible Assets in any fiscal year (measured as of the date of determination) and (ii) 20% of Consolidated Net Tangible Assets during the term of this Agreement.
     Section 6.04 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than the Borrower or one of its Subsidiaries) unless such transaction between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than the Borrower or one of its Subsidiaries) on the other hand, shall be on terms that are fair and reasonable to the Borrower or such Subsidiary; provided that the foregoing provisions of this Section 6.04 shall not (a) prohibit the Borrower or any Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or any Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or any Subsidiary from engaging in a transaction or transactions on terms that are not fair and reasonable to such Person, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are fair and reasonable to such Person, (d) prohibit the Borrower or any Subsidiary from engaging in non-material transactions with any Affiliate other than the Borrower or any Subsidiary that are not fair and reasonable to such Person, but are in the ordinary course of such Person’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit the Borrower or any Subsidiary from entering into or performing its obligations under any of the agreements listed on Schedule IV or any amendments, modifications or replacements thereto that, in the aggregate, are not materially adverse to the Borrower or any Subsidiary party thereto, or (f) prohibit the Borrower or any Subsidiary from compensating its employees and officers in the ordinary course of business; provided, further, that a finding by the Board of Directors of General Partner that a transaction or series of transactions is on terms which are fair and reasonable to the Borrower or any Subsidiary shall be dispositive.
     Section 6.05 Indebtedness. The Borrower will not, nor will it permit any Guarantor to, create, incur or assume any Indebtedness (including Acquired Indebtedness) unless at the time of the incurrence thereof and after giving effect thereto (x) the Borrower shall be in compliance with Section 5.01 and (y) no Default or Event of Default shall have occurred and be continuing. The Borrower will not permit its Subsidiaries, which are not Guarantors, to create, incur or assume any Indebtedness, except (i) Indebtedness in an aggregate amount not to exceed, at any one time outstanding as of the date such Indebtedness is incurred, the lesser of (A) 20% of Consolidated Net Tangible Assets less, if the Loans, LC Exposure and other obligations under this Agreement have not been secured as contemplated under Section 6.02(n), the amount of Indebtedness secured under Section 6.02(n) and (B) 15% of Consolidated Net Tangible Assets and (ii) Acquired Indebtedness.
Notwithstanding the foregoing paragraph, the Borrower and its Subsidiaries may, at any time, create, incur or assume the following Indebtedness:
          (a) Indebtedness under the Loan Documents;
          (b) Investments permitted under Section 6.06 that would constitute Indebtedness;
          (c) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under hedging agreements or other derivative products; provided that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
          (d) current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii)

the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
          (e) guarantees of Extensions of Credit hereunder; and
          (f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of this Agreement.
     Section 6.06 Investments. Prior to the Investment Grade Rating Date, the Borrower will not, nor will it permit its Subsidiaries to, make any Investments, except:
          (a) Investments held by the Borrower or a Subsidiary of the Borrower in the form of cash or Cash Equivalents;
          (b) Investments in any Subsidiary of the Borrower or by any Subsidiary in the Borrower;
          (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
          (d) Investments in any Joint Venture or Non-Controlled Subsidiary for the purpose of developing capital projects in the midstream energy business; provided that either (i) such Joint Venture or Non-Controlled Subsidiary is not subject to any contract or other consensual restriction or limitation on the ability of such Joint Venture or Non-Controlled Subsidiary to make Restricted Payments to the Borrower or its Subsidiaries (each a “Payment Restriction”) other than limitations contained in its organizational documents subjecting such Restricted Payments to the discretion of its Board of Directors and/or permitting Restricted Payments only to the extent of available cash (as defined therein), (ii) such Investment is in a Joint Venture or Non-Controlled Subsidiary that was in existence prior to the date of this Agreement or (iii) if such Investment is in Joint Ventures or Non-Controlled Subsidiaries subject to Payment Restrictions (other than as permitted in the foregoing clause (ii)), the aggregate amount of all such Investments does not exceed, at any one time outstanding, calculated as of the date such Investment is made, 30% of Consolidated Net Tangible Assets;
          (e) Investments constituting a Permitted Acquisition;
          (f) Loans and advances to the General Partner to enable the General Partner to pay general and administrative costs and expenses pursuant to the Partnership Agreement;

          (g) A $260,000,000 loan to Anadarko issued in connection with the Borrower’s initial public offering in the form of a 6.5% 30-year note payable quarterly, with principal and all accrued and unpaid interest due in full at maturity; and
          (h) other Investments in an aggregate amount not to exceed, at any one time outstanding, $25,000,000.
     Section 6.07 Restricted Payments. Prior to the Investment Grade Rating Date, the Borrower will not, nor will it permit its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
          (a) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional Equity Interests of the Borrower;
          (b) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests;
          (c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay quarterly cash dividends or distributions to its partners of Available Cash in accordance with the Partnership Agreement;
          (d) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by the Borrower or such Subsidiary in the ordinary course of business;
          (e) so long as no Default or Event of Default exists and is continuing, the Borrower may make repurchases of its Equity Interests; and
          (f) so long as no Default or Event of Default exists and is continuing, the Borrower may make special distributions to the General Partner in connection with any Permitted Acquisition with Anadarko or any of its Subsidiaries (other than the Borrower and its Subsidiaries) in an amount, for any Permitted Acquisition, not greater than the aggregate value of the consideration for the property or assets acquired.
     Section 6.08 Intercompany Payments. If an Event of Default has occurred and is continuing, then the Borrower will not, nor will it permit its Subsidiaries to:
          (a) make any payment of principal on any intercompany Indebtedness owed to any Person other than the Borrower or its Subsidiaries; or
          (b) offset any intercompany payables or receivables owing among any of the Borrower and any of its Subsidiaries on the one hand and Anadarko or any of its Subsidiaries, other than the Borrower or its Subsidiaries, on the other.

     Section 6.09 Limitations on Sales and Leasebacks. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Borrower or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Borrower or a Subsidiary for a period, including renewals, in excess of three years, of any property which has been or is to be sold or transferred more than one hundred eighty (180) days after the completion of construction and commencement of full operation thereof, by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property (herein referred to as a “sale and leaseback transaction”) unless the Borrower, within one hundred eighty (180) days after the sale or transfer shall have been made by the Borrower or by a Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the property sold and leased back pursuant to such arrangement or (ii) the net amount (after deducting applicable reserves) at which such property is carried on the books of the Borrower or such Subsidiary at the time of entering into such arrangement, to the retirement of Indebtedness of the Borrower.
     Section 6.10 Fundamental Changes. The Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:
          (a) (i) in the case of a merger or amalgamation, the Borrower is the surviving entity; or (ii) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership or trust, shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, shall (1) have unsecured non-credit enhanced publicly held indebtedness with an Investment Grade Rating, and (2) expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Revolving Loans and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed; and
          (b) immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.
     Section 6.11 Negative Pledge Agreements. Prior to the Investment Grade Rating Date, the Borrower will not, and will not permit any Wholly Owned Subsidiary to, create, incur or assume any contract, agreement or understanding (other than this Agreement) which prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of the Administrative Agent and the Lenders or restricts any Wholly Owned Subsidiary from paying dividends or making distributions to the Borrower or any Subsidiary that is a Guarantor, or which requires the consent of other Persons in connection therewith.
For the sake of clarity, nothing in this Section 6.11 shall restrict Anadarko or any Subsidiary of Anadarko, other than the Borrower or any of its Subsidiaries.

ARTICLE VII
CONDITIONS OF LENDING
     Section 7.01 Conditions Precedent to Effectiveness. The obligations of the Lenders and the Issuing Bank to make the initial Extension of Credit as contemplated by Section 10.15 shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
          (a) Appropriate Notes are issued payable to such Lender, if requested;
          (b) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (1) a counterpart of this Agreement signed on behalf of such party, or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) from each Subsidiary that is a Guarantor, either (1) a counterpart of the Guaranty signed on behalf of such party, or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Guaranty) that such party has signed a counterpart of the Guaranty;
          (c) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;
          (d) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower (and its predecessor entity) for the three most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010, giving effect to the Loans made under this Agreement on the Effective Date and (iv) the projections prepared by the Borrower set forth in the Information Memorandum;
          (e) The Administrative Agent (or its counsel) shall have received certified copies of the resolutions of (i) the Board of Directors of the General Partner, as general partner of and on behalf of the Borrower, authorizing the execution, delivery and performance of this Agreement and the execution, issuance, delivery and performance of its Notes and (ii) the Board of Directors of and on behalf of each Subsidiary that is a Guarantor, authorizing the execution, delivery and performance under the Guaranty Agreement;
          (f) The Administrative Agent (or its counsel) shall have received certificates of responsible officers of the General Partner, as general partner and on behalf of the Borrower, to the effect that:

          (i) the representations and warranties contained in ARTICLE III are true and accurate on and as of the date of the making of each such Loan as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
          (ii) no event has occurred and is continuing or would result from the proposed Borrowing, which constitutes an Event of Default or a Default.
          (g) The Administrative Agent (or its counsel) shall have received an opinion:
          (i) of Vinson & Elkins, LLP, special counsel to the Borrower, in form and substance reasonably acceptable to the Administrative Agent; and
          (ii) of an associate general counsel, deputy general counsel or the general counsel of the Borrower or Anadarko, in form and substance reasonably acceptable to the Administrative Agent;
          (h) There shall not have occurred a Material Adverse Change;
          (i) The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they or their counsel may reasonably request;
          (j) The Administrative Agent (or its counsel) shall have received a certificate of a responsible officer of the Borrower relating to the USA Patriot Act; and
          (k) The Administrative Agent shall have received a certified statement by a responsible officer of the Borrower calculating, after giving pro forma effect to the Loans made under this Agreement, the Consolidated Leverage Ratio of the Borrower and its Subsidiaries for the four fiscal-quarter period ending December 31, 2010.
          (l) The Existing Term Loan Agreement shall contemporaneously be terminated, and all obligations and Indebtedness thereunder shall contemporaneously be refinanced with the proceeds of the initial Loans under this Agreement.
     Section 7.02 Conditions Precedent to Loans. The obligation of each Lender to make any Loan, and the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the further conditions precedent that, on the relevant Borrowing Date, Section 7.01(f)(i) and Section 7.01(f)(ii) shall be true with respect to such Loan, issuance, amendment, renewal or extension and such Borrowing, issuance, amendment, renewal or extension, as applicable, shall be deemed to constitute a certification by the Borrower that such statements are true.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01 Events of Default. If one or more of the following events of default (“Events of Default”) shall occur and be continuing:

          (a) the Borrower shall default in any payment of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or the Borrower shall default in any payment of interest on any Loan, or in the payment of any fees or other amounts, when and as the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;
          (b) any representation or warranty, or certification made by the Borrower herein or any Subsidiary that is a Guarantor under the Guaranty Agreement or any statement or representation or certification made or deemed to be made pursuant to ARTICLE III, ARTICLE VII or the Guaranty Agreement shall prove to have been incorrect in any material respect when made;
          (c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02(a) or Section 4.04 applicable to it or ARTICLE VI required to be observed or performed by the Borrower;
          (d) the Borrower shall default in the performance of any other term, condition, covenant or agreement contained in this Agreement (except as set forth in Section 8.01(a) or Section 8.01(c)) required to be performed by it and such default shall continue unremedied for a period of thirty (30) days after written notice thereof, specifying such default and requiring it to be remedied, shall have been received by the Borrower from any Lender;
          (e) the Borrower or any Material Subsidiary shall (i) default in the payment of principal of any Indebtedness in an aggregate principal amount in excess of $10,000,000 (other than the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity;
          (f) the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;
          (g) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as the Borrower or any such Material Subsidiary shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against the Borrower or any such Subsidiary;
          (h) there is entered against the Borrower or any Material Subsidiary one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer), and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;
          (i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor (other than a Subsidiary that is not a Material Subsidiary) party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.
          (j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability which would have a Material Adverse Change; or
          (k) any Change of Control shall occur,
then and in each and every case the Majority Lenders, by notice in writing to the Borrower, may terminate the Commitments of the Lenders hereunder and/or declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 8.01(f) or (g) above, the Commitments of the Lenders hereunder shall automatically terminate and the Loans and any other amounts payable hereunder shall forthwith be due and payable.
ARTICLE IX
THE AGENTS
     Section 9.01 Powers. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder. The Administrative Agent shall have and may exercise such powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement have a fiduciary relationship with any Lender.
     Section 9.02 Agent’s Reliance, Etc.Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them hereunder or under any agreement executed and delivered pursuant to the terms hereof or in connection herewith or therewith except for their own gross negligence or willful misconduct.
     Section 9.03 No Responsibility for Recitals, Etc.The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, warranties or representations herein or under any agreement executed and delivered pursuant to the terms hereof, for the value, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any agreement executed and delivered pursuant hereto or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement on the part of the Borrower or of any of the terms of any such other agreement by any party thereto.
     Section 9.04 Right to Indemnity. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any agreement executed and delivered pursuant to the terms hereof unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders agree to indemnify the Administrative Agent, to the extent not reimbursed by the Borrower, under this Agreement, ratably in accordance with the aggregate Principal Amount of the Loans made by them (or, if no Loans are outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent as agent in any way relating to or arising out of this Agreement, the Notes or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including the costs and expenses which the Borrower is obligated to pay under this Agreement but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided no such liability, obligation, damage, penalty, action, judgment, suit, cost, expense or disbursement results from the Administrative Agent’s gross negligence or willful misconduct; provided, however, that, in the event the Administrative Agent receives indemnification from the Lenders hereunder with respect to costs and expenses which the Borrower is obligated to pay under this Agreement, the Administrative Agent shall remit to the Lenders the amount of such costs and expenses to the extent subsequently paid by the Borrower, such remittance to be in accordance with the proportionate amount of the indemnification made by each respective Lender.
     Section 9.05 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder or under any agreement executed and delivered pursuant to the terms hereof in accordance with written instructions to it signed by the Majority Lenders, and (subject to Section 9.01) such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     Section 9.06 Employment of Agents. The Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agent or attorney-in-fact selected by it with reasonable care.
     Section 9.07 Reliance on Documents. The Administrative Agent shall be entitled to rely upon (a) any paper or document believed by it to be genuine and to have been signed or sent by the proper person or persons, and (b) the opinion of its counsel with respect to legal matters. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Administrative Agent signed by such payee shall have been filed with the Administrative Agent.
     Section 9.08 Rights as a Lender. With respect to its Commitment and the Loans made by it, the Administrative Agent shall have the same rights and powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as any Lender, and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its capacity as a Lender hereunder and thereunder. The Administrative Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower, the Subsidiaries and their respective Affiliates as if it were not the Administrative Agent.
     Section 9.09 Non-Reliance on Agents or other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or on any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the Notes. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the performance or observation by any Guarantor under the Guaranty Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any such party that is a Guarantor under the Guaranty Agreement. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or which may at any time come into possession of any Agent or any of their respective Affiliates.
     Section 9.10 Events of Default. If the Administrative Agent receives actual knowledge of an Event of Default hereunder, such Agent shall promptly inform the Lenders thereof. The Administrative Agent shall not be deemed to have actual knowledge of an Event of Default hereunder until it shall have received a written notice from the Borrower or any Lender referring to this Agreement, describing such Event of Default and stating that such notice is a “Notice of Default.”
     Section 9.11 Successor Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this ARTICLE IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent hereunder.
     Section 9.12 Arrangers and Other Agents. Nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Persons named on the cover of this Agreement or elsewhere in this Agreement as Arrangers, as Syndication Agent, or as Documentation Agents, other than those applicable to all Lenders as such.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Borrower, to it at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Senior Vice President and Chief Financial Officer, Facsimile No. (832) 636-0278; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380;
          (b) if to the Administrative Agent, to Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attention of Christina Faith, Facsimile No.: (713) 739-1087;
          (c) if to (i) Wells Fargo Bank, National Association, as the Issuing Bank, to it at 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attention of Christina Faith;

          (d) if to the Swingline Lender, to it at the address set forth in paragraph (b) above; or
          (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 10.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Event of Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce any Principal Amount or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of any Principal Amount or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) extend the expiry date of any Letter of Credit beyond the then scheduled Revolving Commitment Termination Date without the written consent of each Lender, (v) change Section 2.13(a) or Section 2.13(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) change Section 7.01, without the consent of each Lender, (vii) release any Guarantor (except as set forth in Section 4.06 and the Guaranty Agreement) or (viii) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended or the principal owed to such Lender reduced, or the final maturity thereof extended, without the consent of such Lender; provided, that any amendment to this clause shall require the approval of each Lender, including any Defaulting Lender.
     Section 10.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication (prior to the date hereof) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated but subject to the cap on legal expenses agreed with the Administrative Agent), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding anything to the contrary, the Borrower shall not have any obligation to pay the fees or expenses of any Lender or the Administrative Agent in connection with any assignment of, or the grant of any participation in, any rights of a Lender under or in connection with this Agreement; provided that the provisions of this sentence shall not apply to any Lender substituted for a Defaulting Lender pursuant to Section 10.13 (b) and (c).
          (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank, the Swingline Lender, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any Subsidiary, or any environmental liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses either (i) did not result directly or indirectly from the action or inaction of the Borrower or any Subsidiary, or (ii) resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) All amounts due under this Section shall be payable promptly after written demand therefor together with a copy of the invoice(s) or other documentation setting forth in reasonable detail the amount demanded and the matter(s) to which it relates.
     Section 10.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder except with the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower or its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default under Section 8.01(a), (b), (g), (h) or (i) has occurred and is continuing, any other assignee; and
          (B) the Administrative Agent and the Issuing Bank, provided that no consent of the Administrative Agent or the Issuing Bank shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or an Affiliate of a Lender.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (b), (g), (h) or (i) has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and, unless each of the Borrower and the Administrative Agent otherwise consent, shall result in the assigning Lender having no less than $10,000,000 in Commitments and Loans after giving effect to such assignment;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.21 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section and upon satisfaction of the additional conditions set forth in paragraph (b)(ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register maintained at the New York office of the Administrative Agent. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities other than the Borrower or its Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.16 and Section 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Notwithstanding anything to the contrary, unless otherwise contractually agreed, no Participant shall be entitled to the benefits of Section 10.08 as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) and Section 2.16(i) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board, and to a trustee for the benefit of holders of debt securities issued by such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.16, Section 2.21, Section 2.22, Section 10.03, this Section 10.05, and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other provision hereof.
     Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 10.08 Right of Setoff. If (a) an Event of Default shall have occurred and be continuing, and (b) the principal of the Loans has been accelerated each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Any Lender exercising a right of set off under this Section 10.08 shall promptly notify the Administrative Agent of such action.
     Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes, or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any of the other agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 10.12 Confidentiality. The Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a reason to use such Information in connection with the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to use the Information solely for the purpose of such administration), (b) to the extent requested by any regulatory authority or any self-regulatory body having authority to regulate or oversee any aspect of any Lender’s (or any Affiliate of such Lender) business or property, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any counterparty (or its advisor) to any swap, securitization, or derivative transaction referencing or involving any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, or any Lender on a non-confidential basis from a source other than the Borrower or any of its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank, or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.13 Termination and Substitution of Lender.
          (a) If (i) the obligation of any Lender to make Eurodollar Loans or continue Loans as Eurodollar Loans has been suspended pursuant to Section 2.15 or (ii) any Lender has demanded compensation under Section 2.14 or Section 2.16, then the Borrower may, upon three Business Days’ notice to such Lender through the Administrative Agent, prepay in full all of the outstanding Loans of such Lender, or its assignee, together with accrued interest thereon to the date of prepayment and all other amounts payable hereunder to such Lender accrued to the date of prepayment, and concurrently therewith terminate this Agreement with respect to such Lender by giving notice of such termination to the Administrative Agent and such Lender.
          (b) So long as no Default or Event of Default has occurred and is continuing, if any Lender shall become a Defaulting Lender, the Borrower may, in its sole discretion and without prejudice to any right or remedy that the Borrower may have against such Defaulting Lender with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, upon notice to such Defaulting Lender and the Administrative Agent, (i) if at such time there are no Loans or LC Exposure of such Defaulting Lender outstanding, terminate this Agreement with respect to such Defaulting Lender, or (ii) if at such time such Defaulting Lender shall have Credit Exposure outstanding, either (A) terminate any Commitment of such Lender in excess (any such excess being the “Excess Commitment”) of such Credit Exposure and leave any Loans or LC Exposure of such Defaulting Lender in place for payment or satisfaction in the ordinary course in accordance with the other provisions of this Agreement (in which case the total Commitments hereunder shall be immediately reduced by the amount of such Defaulting Lender’s Excess Commitment and thereafter reduced as such Credit Exposure is paid or satisfied) or (B) subject to obtaining a substitute lender or lenders to assume the Commitment of such Defaulting Lender pursuant to subsection (c) below, terminate this Agreement with respect to such Defaulting Lender and prepay in full the outstanding Loans of such Defaulting Lender together with accrued interest to the date of prepayment, provided that the provisions of Section 2.19 shall not apply to any such prepayment.
          (c) If the Borrower elects to terminate this Agreement with respect to any Lender under Section 10.13(b)(ii)(B), the Borrower shall cooperate in good faith with the Administrative Agent, to seek a mutually satisfactory substitute lender or lenders (which may be one or more of the Lenders) to assume the Commitment of such relevant Lender and until a substitute lender (or lenders) has been found and documents reasonably acceptable to each of the substitute lender or lenders, the Administrative Agent and the Borrower have been executed to provide for the assignment of the rights and obligations of the Defaulting Lender to the substitute lender or lenders in accordance with Section 10.04, the total Commitments hereunder shall be reduced by an amount equal to such terminated Lender’s Commitment. If the Borrower elects to terminate this Agreement with respect to any Lender under the first sentence of Section 10.13(a)(i) or (ii) or (iii) or this Agreement is automatically terminated as to such Lender under the second sentence of Section 10.13(a), the total Commitments hereunder shall be reduced by an amount equal to such terminated Lender’s Commitment.
          (d) To the extent any Letter of Credit is outstanding as of the date this Agreement is terminated as to any Lender under Section 10.13(a) or (b) above, each continuing Lender shall be deemed to have acquired, and each terminated Lender shall be deemed to transferred, such portions of the existing participations in such Letter of Credit as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all Lenders on such date (after giving effect to the termination of the Commitments of the terminated Lenders; provided that no Lender’s Commitment may be increased as a result thereof without such Lender’s consent given in accordance with Section 2.09).
     Section 10.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow such Lender to identify the Borrower and such Subsidiaries in accordance with the USA Patriot Act.
     Section 10.15 Amendment and Restatement. The undersigned Lenders, to the extent a party to the Existing Revolving Credit Agreement (the “Existing Lenders”), agree and acknowledge that in connection with the amendment and restatement of the Existing Revolving Credit Agreement pursuant hereto, the Borrower, the Administrative Agent and the Existing Lenders shall make adjustments to (i) the outstanding principal amount of “Revolving Loans” (as defined in the Existing Revolving Credit Agreement, but not any interest accrued thereon prior to the Effective Date or any accrued facility fees under the Existing Revolving Credit Agreement prior to the Effective Date), including the borrowing of such additional “Revolving Loans” (which may include “Eurodollar Loans”, as defined in the Existing Revolving Credit Agreement) and the repayment of “Revolving Loans” (which may include the prepayment or conversion of “Eurodollar Loans”) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by each Lender in the amount of its new Applicable Percentage of all Revolving Loans as of the Effective Date, and (ii) participations in any outstanding “Letters of Credit” (as defined in the Existing Revolving Credit Agreement) issued under the Existing Revolving Credit Agreement (the “Existing Letters of Credit”) to provide for each Lender’s participation in such Existing Letters of Credit equal to such Lender’s new Applicable

Percentage of the aggregate amount available to be drawn under each such Existing Letter of Credit as of the Effective Date. In connection with the foregoing (i) each Existing Lender shall be deemed to have made an assignment of its outstanding Revolving Loans and “Commitments” (as defined in the Existing Revolving Credit Agreement) under the Existing Revolving Credit Agreement, and assumed outstanding Revolving Loans and Commitments of other Existing Lenders under the Existing Revolving Credit Agreement, all at the request of the Borrower, as may be necessary to effect the foregoing, and each Existing Lender hereby waives any right to any reimbursement under Section 2.21 hereof with respect thereto, and (ii) each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder as of the Effective Date for all purposes hereof. Each of the undersigned Existing Lenders, waives any requirement under the Existing Revolving Credit Agreement that notice with respect to any such borrowing, prepayment or other transaction described in this Section 10.15 be given.
[SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:	WESTERN GAS PARTNERS, LP
	By:	Western Gas Holdings, LLC, its general partner

	By:	/s/ Donald R. Sinclair
		Name:	Donald R. Sinclair
		Title:	President and Chief Executive Officer
[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Paul Farrell
		Name:	Paul Farrell
		Title:	Director
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SYNDICATION AGENT:	DNB NOR BANK ASA, NEW YORK BRANCH, as Syndication Agent and a Lender
	By:	/s/ Giacomo Landi
		Name:	Giacomo Landi
		Title:	Senior Vice President

	By:	/s/ Kristin Riise
		Name:	Kristin Riise
		Title:	First Vice President

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

DOCUMENTATION AGENT:	BANK OF MONTREAL, as a Documentation Agent and a Lender
	By:	/s/ James V. Ducote
		Name:	James V. Ducote
		Title:	Director

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

DOCUMENTATION AGENT:	COMERICA BANK, as a Documentation Agent and a Lender
	By:	/s/ Paul Edmonds
		Name:	Paul Edmonds
		Title:	Vice President

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

DOCUMENTATION AGENT:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Documentation Agent and a Lender
	By:	/s/ William S. Rogers
		Name:	William S. Rogers
		Title:	Authorized Signatory

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
	By:	/s/ Paul Farrell
		Name:	Paul Farrell
		Title:	Director

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LENDER:	BARCLAYS BANK PLC
	By:	/s/ David Barton
		Name:	David Barton
		Title:	Director

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	CITIBANK N.A.
	By:	/s/ John Miller
		Name:	John Miller
		Title:	Attorney-in-Fact

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	DEUTSCHE BANK AG NEW YORK BRANCH
	By:	/s/ Oliver Schwarz
		Name:	Oliver Schwarz
		Title:	Director

	By:	/s/ Ming K. Chu
		Name:	Ming K. Chu
		Title:	Vice President

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	MORGAN STANLEY BANK, N.A.
	By:	/s/ Sherrese Clarke
		Name:	Sherrese Clarke
		Title:	Authorized Signatory

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	ROYAL BANK OF CANADA
	By:	/s/ Jay T. Sartain
		Name:	Jay T. Sartain
		Title:	Authorized Signatory

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	SOCIETE GENERALE
	By:	/s/ Stephen W. Warfel
		Name:	Stephen W. Warfel
		Title:	Managing Director

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LENDER:	THE BANK OF NOVA SCOTIA
	By:	/s/ J. Frazell
		Name:	J. Frazell
		Title:	Director

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	THE ROYAL BANK OF SCOTLAND PLC
	By:	/s/ Steve Ray
		Name:	Steve Ray
		Title:	Director

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	U.S. BANK, NATIONAL ASSOCIATION
	By:	/s/ Kevin S McFadden
		Name:	Kevin S McFadden
		Title:	Vice President 612-303-3755

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	UBS LOAN FINANCE LLC
	By:	/s/ Irja R. Otsa
		Name:	Irja R. Otsa
		Title:	Associate Director

	By:	/s/ Mary E. Evans
		Name:	Mary E. Evans
		Title:	Associate Director

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	AMEGY BANK NATIONAL ASSOCIATION
	By:	/s/ Charles W. Patterson
		Name:	Charles W. Patterson
		Title:	Senior Vice President

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

LENDER:	BRANCH BANKING AND TRUST COMPANY
	By:	/s/ Elizabeth Seigler
		Name:	Elizabeth Seigler
		Title:	Assistant Vice President

[Signature Page — $800,000,000 Amended and Restated Revolving Credit Agreement]

ANNEX I

LIST OF COMMITMENTS

	Initial Amount of	Percentage of
Lenders	Commitment	Commitment
Wells Fargo Bank, National Association	$72,750,000	9.09375%
DnB Nor Bank ASA, New York Branch	$72,750,000	9.09375%
Bank of Montreal	$46,500,000	5.81250%
Barclays Bank PLC	$46,500,000	5.81250%
Citibank N.A.	$46,500,000	5.81250%
Comerica Bank	$46,500,000	5.81250%
Deutsche Bank AG New York Branch	$46,500,000	5.81250%
Morgan Stanley Bank, N.A.	$46,500,000	5.81250%
Royal Bank of Canada	$46,500,000	5.81250%
Societe Generale	$46,500,000	5.81250%
The Bank of Nova Scotia	$46,500,000	5.81250%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$46,500,000	5.81250%
The Royal Bank of Scotland plc	$46,500,000	5.81250%
U.S. Bank National Association	$46,500,000	5.81250%
UBS Loan Finance LLC	$46,500,000	5.81250%
Amegy Bank National Association	$25,000,000	3.12500%
Branch Banking and Trust Company	$25,000,000	3.12500%

Totals	$800,000,000	100.00000%

Annex I-1
Commitments

SCHEDULE I
PRICING SCHEDULE
Prior to Borrower obtaining a rating on its senior unsecured non-credit enhanced publicly held indebtedness of BBB-/Baa3 or higher from S&P, Moody’s or Fitch and a rating not less than BB+/Ba1 from at least one other such agency, pricing shall be based upon the Consolidated Leverage Ratio as follows:

		Facility	Eurodollar	Base Rate	Drawn Pricing
Level	Consolidated Leverage Ratio	Fee	Margin	Margin	(LIBOR)
I	Less than 2.50 to 1.00	0.200%	1.300%	0.300%	1.500%

II	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.250%	1.500%	0.500%	1.750%

III	Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	0.300%	1.700%	0.700%	2.000%

IV	Greater than or equal to 4.00 to 1.00	0.350%	1.900%	0.900%	2.250%
The applicable interest Margins and the Facility Fee shall be based on Level III of the Pricing Grid until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Effective Date.
On and after the date on which the Borrower obtains such ratings, pricing shall be based upon the Borrower’s rating on its senior unsecured non-credit enhanced publicly held indebtedness as follows:

Senior Unsecured	Facility	Eurodollar	Base Rate	Drawn Pricing
Debt Rating	Fee	Margin	Margin	(LIBOR)
> BBB+ / Baa1	0.200%	1.300%	0.300%	1.500%
BBB / Baa2	0.225%	1.400%	0.400%	1.625%
BBB- / Baa3	0.250%	1.500%	0.500%	1.750%
< BBB- / Baa3	0.350%	1.900%	0.900%	2.250%
If there are at least two ratings from S&P, Moody’s or Fitch, then if the highest and lowest ratings are different by one notch, the highest rating will govern and if there is a two notch or greater difference between the highest and the lowest rating, then the governing rating will be one level better than the lowest rating. If the Borrower ceases to have senior unsecured non-
Schedule I
Pricing Schedule

credit enhanced publicly held indebtedness which is rated by at least two of S&P, Moody’s and Fitch, then from and after the date on which the Borrower ceases to have such indebtedness so rated, pricing shall be based on the first table in this pricing schedule.
Schedule I
Pricing Schedule

SCHEDULE II
SUBSIDIARIES
Anadarko Gathering Company, LLC
     a Delaware limited liability company,
Anadarko Wattenberg Company, LLC
     a Delaware limited liability company,
Kerr-McGee Gathering LLC
     a Colorado limited liability company,
MIGC, LLC
     a Delaware limited liability company,
Pinnacle Gas Treating, LLC
     a Texas limited liability company,
Western Gas Operating, LLC
     a Delaware limited liability company,
Western Gas Partners Finance Corporation,
     a Delaware corporation
Western Gas Wyoming LLC
     a Wyoming limited liability company,
WGR Operating, LP
     a Delaware limited partnership,
Schedule II
Subsidiaries

SCHEDULE III
SWINGLINE LOAN RATE CALCULATION
The rate of interest for a Swingline Loan shall be (a) the offer rate for Federal funds appearing on the Bloomberg Professional Service website (BTMM page) (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of the offer rates applicable to Federal funds for a term of one (1) Business Day) on the date the Swingline Loan is funded at the time reviewed by the Administrative Agent for purposes of quoting a rate to the Borrower for such Swingline Loan (or, if the Administrative Agent fails so to review such page on such date, at 5:00 p.m., New York City time, on such date) plus (b) the applicable Eurodollar Margin. In the event that part (a) of such rate is not available at any time on such date for any reason, then part (a) of such rate will be the rate most recently available on such page unless another rate shall be agreed to between the Administrative Agent and the Applicable Borrower. The Borrower understands and agrees that the rate quoted from Bloomberg Professional Service is a real-time rate that changes from time to time. The rate quoted by the Administrative Agent and used for the purpose of setting the interest rate for a Swingline Loan will be the rate on the screen of the Administrative Agent at the time of setting the rate and will not be an average or composite of rates for that day.
Schedule III
Swingline Loan Rate Calculation

SCHEDULE IV
AFFILIATE AGREEMENTS
1.	Contribution, Conveyance and Assumption Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, Anadarko Petroleum Corporation, WGR Holdings, LLC, Western Gas Resources, Inc., WGR Asset Holding Company LLC, Western Gas Operating, LLC and WGR Operating, LP, dated as of May 14, 2008.

2.	Contribution Agreement, dated as of November 11, 2008, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

3.	Contribution Agreement, dated as of July 10, 2009, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, Anadarko Uintah Midstream, LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

4.	Contribution Agreement, dated as of January 29, 2010 by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, Mountain Gas Resources LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

5.	Contribution Agreement, dated as of July 30, 2010, by and among Western Gas Resources, Inc., WGR Asset Holding Company LLC, WGR Holdings, LLC, Western Gas Holdings, LLC, WES GP, Inc., Western Gas Partners, LP, Western Gas Operating, LLC and WGR Operating, LP.

6.	Purchase and Sale Agreement, dated as of May 27, 2010, between WGR Asset Holding Company LLC and WGR Operating, LP.

7.	First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated May 14, 2008.

8.	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated as of December 19, 2008.

9.	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated as of April 15, 2009.

10.	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP dated July 22, 2009.

11.	Amendment No. 4 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP dated January 29, 2010.
Schedule IV
Affiliate Agreements

12.	Amendment No. 5 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated August 2, 2010.

13.	Amended and Restated Limited Liability Company Agreement of Western Gas Holdings, LLC, dated as of May 14, 2008.

14.	Term Loan Agreement due 2013 dated as of December 19, 2008 by and between Anadarko Petroleum Corporation and Western Gas Partners, LP.

15.	Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC and Anadarko Petroleum Corporation, dated as of May 14, 2008.

16.	Amendment No. 1 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of December 19, 2008.

17.	Amendment No. 2 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of July 22, 2009.

18.	Amendment No. 3 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of December 31, 2009.

19.	Amendment No. 4 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of January 29, 2010.

20.	Amendment No. 5 to Omnibus Agreement by and among Western Gas Partners, LP, Western Gas Holdings, LLC, and Anadarko Petroleum Corporation, dated as of August 2, 2010.

21.	Tax Sharing Agreement by and among Anadarko Petroleum Corporation and Western Gas Partners, LP, dated as of May 14, 2008.

22.	Anadarko Petroleum Corporation Fixed Rate Note due 2038.

23.	Gas Processing Agreement between Chipeta Processing LLC and Kerr-McGee Oil & Gas Onshore LP.

24.	Amended and Restated Limited Liability Company Agreement of Chipeta Processing LLC.

25.	Dew Gas Gathering Agreement between Anadarko Gathering Company LLC and Anadarko Petroleum Corporation.

26.	Haley Gas Gathering Agreement between Anadarko Gathering Company LLC and Anadarko Petroleum Corporation.
Schedule IV
Affiliate Agreements

27.	Hugoton Gas Gathering Agreement between Anadarko Gathering Company LLC and Anadarko Petroleum Corporation.

28.	Pinnacle Gas Gathering Agreement between Pinnacle Gas Treating LLC and Anadarko Petroleum Corporation.

29.	Indemnification Agreements (the form of which is on file with the Securities and Exchange Commission) by and between Western Gas Holdings, LLC, its Officers and Directors.

30.	Western Gas Partners, LP 2008 Long-Term Incentive Plan.

31.	Amended and Restated Western Gas Holdings, LLC Equity Incentive Plan.

32.	Commodity Price Swap Agreements (the form of which is on file with the Securities and Exchange Commission) between the Partnership and Anadarko.
Schedule IV
Affiliate Agreements

EXHIBIT A
FORM OF NOTE
____________, 20__
     For value received, Western Gas Partners LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), promises to pay to __________ (the “Lender”) at the office of Wells Fargo Bank, National Association specified in Section 2.13(a) of the Amended and Restated Revolving Credit Agreement, dated as of March 24, 2011, among the Borrower, the Lender, the several other banks party thereto, Wells Fargo Bank, National Association, as Administrative Agent, the Documentation Agents named therein, and the Syndication Agent named therein, (as may be amended, supplemented or modified from time to time hereafter, the “Agreement;” terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America the principal amount of ___________*___ DOLLARS ($___________*___) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned pursuant to Section 2.01 of the Agreement. Such principal shall be payable on the date or dates specified in Section 2.02 of, or elsewhere in, the Agreement.
     The undersigned further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof at the rates specified in Section 2.10 of the Agreement. Such interest shall be payable on the dates specified in Section 2.10 of the Agreement. The date, Type, Tranche and amount of each Loan made by the Lender pursuant to Section 2.01 of the Agreement, each continuation of all or a portion thereof to another Type and the date and amount of each payment of principal with respect thereto shall be endorsed by the holder of this Note on Schedule A annexed hereto, which holder may add additional pages to such Schedule. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower hereunder or the validity of any payment hereof made by the Borrower.
     This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.
     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
Exhibit A-1
Form of Note

WESTERN GAS PARTNERS, LP
By: Western Gas Holdings, LLC, its general partner

By:
Name:
Title:

Exhibit A-2
Form of Note

SCHEDULE A
LOANS AND REPAYMENTS

Amount of
Amount of Loan	Type of Loan	Interest Rate	Principal Repair	Notation Made by

Exhibit A-3
Form of Note

EXHIBIT B
[FORM OF] ASSIGNMENT AND ASSUMPTION
     Reference is made to the Amended and Restated Revolving Credit Agreement dated as of March 24, 2011 (as amended and in effect on the date hereof, the “Credit Agreement”), among Western Gas Partners, LP, the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent, the Documentation Agents named therein, and the Syndication Agent named therein. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named as such below hereby sells and assigns, without recourse, to the Assignee named as such on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights, and be released from its obligations under the Credit Agreement arising thereafter.
     This Assignment and Assumption is being delivered to the Administrative Agents together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b)(ii)(C) of the Credit Agreement.
     This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
(“Assignor”)
Legal Name of Assignee:
(“Assignee”)
Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):
Exhibit B-1
Form of Assignment and Assumption

Percentage Assigned of Facility/
Commitment (set forth, to at least
8 decimals, as a percentage of the
Facility and the aggregate
Facility	Principal Amount Assigned	Commitments of all Lenders thereunder)
Commitment Assigned:	$	%
Loans:
     The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

Exhibit B-2
Form of Assignment and Assumption

The undersigned hereby consent to the within assignment:[1] WESTERN GAS PARTNERS, LP, as Borrower
By:	Western Gas Holdings, LLC, its general partner

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent and as Issuing Bank
By:
Name:
Title:

[1]	Consents to be included to the extent required by Section 10.04(b) of the Credit Agreement.
Exhibit B-3
Form of Assignment and Assumption

EXHIBIT C

FORM OF NOTICE OF COMMITMENT INCREASE
[Date]
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
1000 Louisiana Street, 9th Floor
Houston, TX 77002
Attention: Christina Faith
Ladies and Gentlemen:
     The undersigned, Western Gas Partners, LP, refers to the Amended and Restated Revolving Credit Agreement dated as of March 24, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among Western Gas Partners, LP, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders and other Agents party thereto, and hereby give you notice, irrevocably, pursuant to Section 2.09(a) of the Credit Agreement that the undersigned hereby request that the aggregate amount of the Lenders’ Commitments be increased and the CI Lenders agree to provide Commitments under the Credit Agreement, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.09(a) of the Credit Agreement:
     (a) the effective date of such increase of aggregate total amount of the Lenders’ Commitments is ;
     (b) the amount of the requested increase of the aggregate total Lenders’ Commitments is $;[$10,000,000 minimum];
     (c) the CI Lenders, which have agreed with the Borrower to provide their respective Commitments, are: [INSERT NAMES OF THE CI LENDERS]; and
     (d) set forth on Annex I hereto is the amount of the respective Commitments of all Reducing Percentage Lenders and all CI Lenders on the effective date of such Commitment Increase.
     Delivery of an executed counterpart of this Notice of Commitment Increase by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.
Exhibit C-1
Form of Notice of Commitment Increase

Very truly yours, WESTERN GAS PARTNERS, LP
By:	Western Gas Holdings, LLC, its general partner

By:
Name:
Title:

Exhibit C-2
Form of Notice of Commitment Increase

EXHIBIT D

FORM OF

AMENDED AND RESTATED GUARANTY
     THIS AMENDED AND RESTATED GUARANTY (this “Guaranty”), dated as of [__________], is made by each of the signatories hereto (each of the signatories hereto, together with any other subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, the “Obligors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions (the “Lenders”) now or hereafter signatory to the Credit Agreement referred to below.
R E C I T A L S
     WESTERN GAS PARTNERS, LP, a Delaware limited partnership (the “Borrower”), certain of the Lenders, the Administrative Agent and the other parties thereto are party to that certain Revolving Credit Agreement, dated as of October 29, 2009, among the Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent for the lenders, and the other agents and parties referred to therein, as amended by that certain First Amendment to Revolving Credit Agreement dated as of May 5, 2010 (as amended or supplemented to the date hereof, the “Original Credit Agreement”), pursuant to which the lenders party thereto made certain loans and other extensions of credit and provided certain commitments to the Borrower.
     In order to induce the lenders under the Original Credit Agreement to enter into the Original Credit Agreement, each of the Obligors signatory hereto entered into, or subsequently acceded to, a Guaranty of even date therewith (as amended or supplemented to the date hereof, the “Existing Guaranty”).
     The Lenders have severally agreed to make Loans to and to participate in Letters of Credit issued for the account of the Borrower upon the terms and subject to the conditions set forth in the Amended and Restated Revolving Credit Agreement dated as of even date herewith (as such may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, the Administrative Agent for the Lenders, and the other Agents and parties signatory thereto.
     The Obligors are each direct or indirect subsidiaries of the Borrower.
     The Borrower and the Obligors are engaged in related businesses, and therefore each Obligor will derive substantial direct and indirect benefit from the making of the extensions of credit to the Borrower under the Credit Agreement.
     The Loans are necessary and convenient to the conduct, promotion and attainment of the business of the Borrower and each Obligor.
Exhibit D
Form of Guaranty Agreement

     It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that each Obligor shall have executed and delivered this Guaranty to the Administrative Agent for the ratable benefit of the Lenders in order to amend and restate the Existing Guaranty.
     Now, therefore, in consideration of the premises herein and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Obligor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
SECTION 1
DEFINITIONS
     Section 1.01 Defined Terms. Unless otherwise defined herein, each term defined in the Credit Agreement and used herein shall have the meaning given to it in the Credit Agreement.
     “Assumption Agreement” means an Assumption Agreement substantially in the form attached hereto as Schedule 2.
     “Borrower’s Obligations” means the collective reference to all obligations of the Borrower and its Subsidiaries under the Guaranteed Documents, including, without limitation, the unpaid principal of and interest on the Loans and the LC Exposure and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Exposure and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Guaranteed Documents, whether on account of principal, interest, reimbursement obligations, payments in respect of an early termination date, reasonable fees, indemnities, reasonable costs, reasonable expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant to the terms of any Guaranteed Documents).
     “Guaranteed Creditor” means the collective reference to the Administrative Agent, the Lenders and the Affiliates of Lenders that are parties to Lender Hedging Agreements or Treasury Management Agreements.
     “Guaranteed Document” means the collective reference to this Guaranty, the Credit Agreement, any Note, the other Loan Documents, any other document made, delivered or given in connection with any of the foregoing, Lender Hedging Agreements and any Treasury Management Agreement.
     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.
Exhibit D -2-
Form of Guaranty Agreement

     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2
GUARANTY
     Section 2.01 Guaranty.
          (a) Subject to the provisions of Section 2.01(b), each Obligor hereby, jointly and severally, unconditionally and irrevocably, guarantees to each Guaranteed Creditor and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower or its Subsidiaries when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower’s Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Obligor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Obligor under applicable federal and state laws relating to the insolvency of debtors.
          (c) Each Obligor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by any Guaranteed Creditor in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Borrower’s Obligations and/or enforcing any rights with respect to, or collecting against, an Obligor under this Guaranty. This Guaranty shall remain in full force and effect until the Borrower’s Obligations are paid in full (or, in the case of any LC Exposure, cash collateralized in accordance with Section 2.05(j) of the Credit Agreement) and the total Commitments are terminated, or until a release of this Guaranty is made pursuant to Section 2.08, notwithstanding that from time to time prior thereto no amounts may be outstanding under the Credit Agreement.
          (d) Each Obligor agrees that the Borrower’s Obligations may at any time and from time to time exceed the amount of the liability of such Obligor hereunder without impairing this Guaranty or affecting the rights and remedies of any Guaranteed Creditor hereunder.
          (e) No payment or payments made by the Borrower, any Obligor, any other guarantor or any other Person or received or collected by a Guaranteed Creditor from the Borrower, an Obligor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower’s Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Obligor hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower or an Obligor in respect of the Borrower’s Obligations or payments received or collected from an Obligor in respect of the Borrower’s Obligations), remain liable for the Borrower’s Obligations up to the maximum liability of any Obligor hereunder until the Borrower’s Obligations are paid in full (or, in the case of any LC Exposure, cash collateralized in accordance with Section 2.05(j) of the Credit Agreement) and the total Commitments are terminated.
Exhibit D -3-
Form of Guaranty Agreement

          (f) Each Obligor agrees that whenever, at any time, or from time to time, it shall make any payment to any Guaranteed Creditor on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guaranty for such purpose.
     Section 2.02 Right of Set-off. During the continuance of any Event of Default, each Obligor hereby irrevocably authorizes each Lender at any time and from time to time without prior notice to such Obligor, any such notice being expressly waived by each Obligor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by such Obligor as a fiduciary for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Obligor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Obligor to such Lender hereunder and claims of every nature and description of such Lender against such Obligor, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Such Lender shall notify the relevant Obligor and the Administrative Agent promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.
     Section 2.03 No Subrogation. Notwithstanding any payment or payments made by an Obligor hereunder or any set-off or application of funds of an Obligor by any Lender, an Obligor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by any Lender for the payment of the Borrower’s Obligations until all amounts owing to the Guaranteed Creditor by the Borrower or its Subsidiaries on account of the Borrower’s Obligations are paid in full (or, in the case of any LC Exposure, cash collateralized in accordance with Section 2.05(j) of the Credit Agreement) and the total Commitments are terminated, nor shall an Obligor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by an Obligor hereunder until all amounts owing to the Guaranteed Creditor by the Borrower or its Subsidiaries on account of the Borrower’s Obligations are paid in full (or, in the case of any LC Exposure, cash collateralized in accordance with Section 2.05(j) of the Credit Agreement) and the total Commitments are terminated. If any amount shall be paid to an Obligor on account of such subrogation rights at any time when all of the Borrower’s Obligations shall not have been paid in full (or, in the case of any LC Exposure, cash collateralized in accordance with Section 2.05(j) of the Credit Agreement), such amount shall be held by such Obligor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Obligor, and shall, forthwith upon receipt by such Obligor, be turned over to the Administrative Agent in the exact form received by such Obligor (duly indorsed by such Obligor to the Administrative Agent, if required), to be applied against the Borrower’s Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
Exhibit D -4-
Form of Guaranty Agreement

     Section 2.04 Amendments, etc. with respect to the Borrower’s Obligations; Waiver of Rights. Each Obligor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Obligor and without notice to or further assent by any Obligor: (a) any demand for payment of any of the Borrower’s Obligations made by any Guaranteed Creditor may be rescinded by such party and any of the Borrower’s Obligations continued; (b) the Borrower’s Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Creditor; (c) the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent may deem advisable from time to time; and (d) any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower’s Obligations may be sold, exchanged, waived, surrendered or released. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower’s Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against an Obligor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower, and any failure by such Guaranteed Creditor to make any such demand or to collect any payments from the Borrower or any release of the Borrower shall not relieve an Obligor in respect of which a demand or collection is not made, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Guaranteed Creditor against an Obligor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     Section 2.05 Guaranty Absolute and Unconditional. Each Obligor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower’s Obligations and notice of or proof of reliance by any Guaranteed Creditor upon this Guaranty or acceptance of this Guaranty. The Borrower’s Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower and any Obligor, on the one hand, and any Guaranteed Creditor, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Obligor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to the Borrower’s Obligations. Each Obligor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of any Guaranteed Document, any of the Borrower’s Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against any Guaranteed Creditor, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Obligor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower’s Obligations, or of any Obligor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Obligor, each Guaranteed Creditor may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or
Exhibit D -5-
Form of Guaranty Agreement

any other Person or against any collateral security or guarantee for the Borrower’s Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Creditor to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve any Obligor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Creditor against any Obligor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Obligor and the successors and assigns thereof, and shall inure to the benefit of each Guaranteed Creditor, and their respective successors, indorsees, transferees and assigns, until all the Borrower’s Obligations and the obligations of each Obligor under this Guaranty shall have been satisfied by payment in full in cash (or, in the case of any LC Exposure, cash collateralized in accordance with Section 2.05(j) of the Credit Agreement) and the total Commitments shall be terminated.
     Section 2.06 Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower’s Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Obligor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     Section 2.07 Payments. Each Obligor hereby guarantees that payments hereunder will be paid to the Administrative Agent, for the ratable benefit of the Lenders, without set-off, deduction or counterclaim, in dollars, in immediately available funds, at the offices of the Administrative Agent specified in Section 10.01 of the Credit Agreement.
     Section 2.08 Release. Upon the earlier of (i) the Investment Grade Rating Date and (ii) the termination of the total Commitments and the irrevocable and indefeasible payment of the Borrower’s Obligations (or, in the case of any LC Exposure, cash collateralized in accordance with Section 2.05(j) of the Credit Agreement), the Administrative Agent, on behalf of the Guaranteed Creditor, shall execute a release of the Obligors from any further obligations under this Guaranty or with regard to the Borrower’s Obligations.
SECTION 3
REPRESENTATIONS AND WARRANTIES
     Section 3.01 Representations and Warranties. Each Obligor hereby represents and warrants that the representations and warranties set forth in Article III of the Credit Agreement as they relate to such Obligor or to the other Loan Documents to which such Obligor is a party, each of which is hereby incorporated herein by reference, are true and correct, and each Guaranteed Creditor shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3, be deemed to be a reference to such Obligor’s knowledge.
Exhibit D -6-
Form of Guaranty Agreement

     Each Obligor agrees that the foregoing representations and warranties shall be deemed to have been made by such Obligor on the date of (a) each Loan or (b) the issuance of any Letter of Credit under the Credit Agreement (except to the extent that such representations and warranties are expressly made only as of an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).
SECTION 4
COVENANTS
     Section 4.01 [Intentionally Omitted].
SECTION 5
MISCELLANEOUS
     Section 5.01 Authority of Administrative Agent. Each Obligor acknowledges that the rights and responsibilities of the Administrative Agent under this Guaranty with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and any Obligor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting in the manner set forth in Article IX of the Credit Agreement, and the Obligors shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
     Section 5.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 10.01 of the Credit Agreement; provided that any such notice, request or demand to or upon an Obligor shall be addressed to such Obligor at its notice address set forth on Schedule 1.
     Section 5.03 Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
     Section 5.04 Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 5.05 Integration. This Guaranty represents the agreement of each Obligor with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.
Exhibit D -7-
Form of Guaranty Agreement

     Section 5.06 Amendments in Writing; No Waiver; Cumulative Remedies.
          (a) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Obligor and the Administrative Agent in accordance with Section 10.02 of the Credit Agreement.
          (b) No Guaranteed Creditor shall by any act (except by a written instrument pursuant to Section 5.06(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise and no delay in exercising, on the part of any Guaranteed Creditor, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any Guaranteed Creditor of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Creditor would otherwise have on any future occasion.
          (c) The rights and remedies herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law.
     Section 5.07 Loan Documents. Each Obligor agrees that this Guaranty shall constitute a “Loan Document” under the Credit Agreement.
     Section 5.08 Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     Section 5.09 Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Obligor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.
     Section 5.10 GOVERNING LAW. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
Section 5.11 Submission to Jurisdiction.
          (a) Each Obligor hereby irrevocably and unconditionally submits for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced
Exhibit D -8-
Form of Guaranty Agreement

in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that any Guaranteed Creditor or any of the other agents may otherwise have to bring any action or proceeding relating to this Guaranty against any Obligor or its properties in the courts of any jurisdiction.
          (b) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 5.12 Acknowledgments. Each Obligor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents;
          (b) no Guaranteed Creditor has any fiduciary relationship with or duty to such Obligor arising out of or in connection with this Agreement or any of the other Guaranteed Documents, and the relationship between the Guaranteed Creditor, on one hand, and such Obligor, on the other hand, in connection herewith or therewith is solely that of guarantor and creditor; and
          (c) no joint venture is created hereby or by the other Guaranteed Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Creditor or among the Borrower and the Guaranteed Creditor.
     Section 5.13 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 5.14 Additional Obligors. Each Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 4.06 of the Credit Agreement shall become an Obligor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of an Assumption Agreement and shall thereafter have the same rights, benefits and obligations as an Obligor party hereto on the date hereof.
     Section 5.15 Amendment and Restatement. Each of the undersigned Obligors are obligors under the Existing Guaranty, or are otherwise obligated with respect to the outstanding Indebtedness and obligations under the Original Credit Agreement, as of the date hereof. Each
Exhibit D -9-
Form of Guaranty Agreement

undersigned Obligor hereby acknowledges, represents, warrants and agrees that this Guaranty and the obligations hereunder amend, restate, renew and extend (and do not novate or extinguish) any and all obligations and Indebtedness of such undersigned Obligor under the Existing Guaranty, and the terms and provisions hereof supersede the terms and provisions thereof.
[Remainder of page intentionally left blank; signature pages follow]
Exhibit D -10-
Form of Guaranty Agreement

     IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

OBLIGORS:	ANADARKO GATHERING COMPANY LLC ANADARKO WATTENBERG COMPANY, LLC KERR-MCGEE GATHERING LLC MIGC LLC PINNACLE GAS TREATING LLC WESTERN GAS WYOMING, L.L.C.
	By:	WGR Operating, LP, as sole member

	By:	Western Gas Operating, LLC, its general partner

By:
Name:
Title:

WESTERN GAS OPERATING, LLC
By:
Name:
Title:

WESTERN GAS PARTNERS FINANCE CORPORATION
By:
Name:
Title:

WGR OPERATING, LP
	By:	Western Gas Operating, LLC, its general partner

By:
Name:
Title:

Exhibit D -11-
Form of Guaranty Agreement

Acknowledged and Agreed to as
of the date hereof by:

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

Exhibit D -12-
Form of Guaranty Agreement

SCHEDULE 1
ADDRESS FOR NOTICES
For each of the Obligors named herein:
1201 Lake Robbins Drive
The Woodlands, TX 77380
Attn: Senior Vice President and CFO
Facsimile: (832) 636-0278
Exhibit D Schedule 1
Form of Guaranty Agreement

SCHEDULE 2

ASSUMPTION AGREEMENT
     ASSUMPTION AGREEMENT, dated as of [       ], 20[ ], made by [       ], a [       ] (the “Additional Obligor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Guaranteed Creditor (used herein as defined in the Guaranty Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement referred to below.
W I T N E S S E T H:
     WHEREAS, Western Gas Partners, LP, a Delaware limited partnership (the “Borrower”), the Administrative Agent, and certain financial institutions as agents and lenders have entered into that certain Amended and Restated Revolving Credit Agreement, dated as of March 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
     WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Obligor) have entered into a Guaranty, dated as of March 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Creditor;
     WHEREAS, the Credit Agreement requires the Additional Obligor to become a party to the Guaranty Agreement; and
     WHEREAS, the Additional Obligor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty Agreement;
     NOW, THEREFORE, IT IS AGREED:
Exhibit D Schedule 2 -1-
Form of Guaranty Agreement

     1. Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 5.14 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder. The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Guaranty Agreement is true and correct as to such Person on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
     2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL OBLIGOR]
By:
Name:
Title:

Exhibit D Schedule 2 -2-
Form of Guaranty Agreement